                                $7,000,000,000


                               CREDIT AGREEMENT

                                  dated as of

                                 JULY 23, 1998

                                     among

                        LYONDELL PETROCHEMICAL COMPANY,

                           THE LENDERS PARTY HERETO,

                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                           AS ADMINISTRATIVE AGENT,

                          DLJ CAPITAL FUNDING, INC.,
                             AS SYNDICATION AGENT,

                                      and

            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                                CITIBANK, N.A.,
                           THE CHASE MANHATTAN BANK
                            AND NATIONSBANK, N.A.,
                           AS DOCUMENTATION AGENTS.


                         J.P. MORGAN SECURITIES INC.,
                                  AS ARRANGER

             DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION,
                        BANCAMERICA ROBERTSON STEPHENS
                          AND CHASE SECURITIES INC.,
                                AS CO-ARRANGERS

                            TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1
     Definitions
Section 1.01.  Definitions..................................................  1
Section 1.02.  Accounting Terms and Determinations.......................... 31
Section 1.03.  Classes and Types of Loans and Borrowings.................... 32
Section 1.04.  Other Definitional Provisions................................ 32

ARTICLE 2
     The Credits
Section 2.01.  Commitments to Lend.......................................... 32
Section 2.02.  Notice of Borrowing.......................................... 33
Section 2.03.  Notice to Lenders; Funding of Loans.......................... 34
Section 2.04.  Maturity of Loans; Mandatory Prepayments..................... 35
Section 2.05.  Interest Rates............................................... 39
Section 2.06.  Method of Electing Interest Rates............................ 41
Section 2.07.  Fees......................................................... 42
Section 2.08.  Termination or Reduction of Commitments...................... 43
Section 2.09.  Optional Prepayments......................................... 44
Section 2.10.  General Provisions as to Payments............................ 44
Section 2.11.  Funding Losses............................................... 45
Section 2.12.  Computation of Interest and Fees............................. 45
Section 2.13.  Notes........................................................ 46
Section 2.14.  Registry..................................................... 46
Section 2.15.  Regulation D Compensation.................................... 47
Section 2.16.  Letters of Credit............................................ 47
Section 2.17.  Swing Loans.................................................. 51
Section 2.18.  Stop Issuance Notice......................................... 54

ARTICLE 3
     Conditions
Section 3.01.  Closing Date................................................. 55
Section 3.02.  Borrowings and Issuances of Letters of Credit................ 57

ARTICLE 4
     Representations and Warranties
Section 4.01.  Corporate Existence and Power................................ 57
Section 4.02.  Corporate and Governmental Authorization; No Contravention... 58
Section 4.03.  Binding Effect; Liens Enforceable............................ 58
Section 4.04.  Financial Information........................................ 58

Section 4.05.  Litigation................................................... 60
Section 4.06.  Compliance with Laws......................................... 60
Section 4.07.  Environmental Matters........................................ 60
Section 4.08.  Taxes........................................................ 61
Section 4.09.  Significant Subsidiaries..................................... 61
Section 4.10.  No Regulatory Restrictions on Borrowing...................... 61
Section 4.11.  Full Disclosure.............................................. 61

ARTICLE 5
     Covenants
Section 5.01.  Information.................................................. 62
Section 5.02.  Payment of Obligations....................................... 65
Section 5.03.  Maintenance of Property; Insurance........................... 65
Section 5.04.  Conduct of Business and Maintenance of Existence............. 66
Section 5.05.  Compliance with Laws......................................... 66
Section 5.06.  Inspection of Property, Books and Records.................... 66
Section 5.07.  Mergers and Sales of Assets.................................. 66
Section 5.08.  Use of Proceeds.............................................. 67
Section 5.09.  Negative Pledge.............................................. 67
Section 5.10.  Limitation on Subsidiary Debt................................ 68
Section 5.11.  Adjusted Debt to Adjusted EBITDA............................. 69
Section 5.12.  Fixed Charge Coverage Ratio.................................. 69
Section 5.13.  Minimum Consolidated Net Worth............................... 70
Section 5.14.  Lease Payments............................................... 70
Section 5.15.  Restricted Payments; Optional Prepayments.................... 70
Section 5.16.  Investments; Business Acquisitions........................... 71
Section 5.17.  Transactions with Affiliates................................. 71
Section 5.18.  Limitation on Restrictions Affecting Subsidiaries............ 71
Section 5.19.  Further Assurances........................................... 72
Section 5.20.  Restrictions on Borrower Joint Ventures...................... 74
Section 5.21.  Takeout Equity Issuance...................................... 75

ARTICLE 6
     Defaults
Section 6.01.  Events of Default............................................ 76
Section 6.02.  Notice of Default............................................ 79
Section 6.03.  Cash Cover................................................... 79

ARTICLE 7
     The Agents
Section 7.01.  Appointment and Authorization................................ 79

Section 7.02.  Agents and Affiliates........................................ 80
Section 7.03.  Action by the Administrative Agent........................... 80
Section 7.04.  Consultation with Experts.................................... 80
Section 7.05.  Liability of Agents.......................................... 80
Section 7.06.  Indemnification.............................................. 81
Section 7.07.  Credit Decision.............................................. 81
Section 7.08.  Successor Administrative Agents.............................. 81
Section 7.09.  Agents' Fees................................................. 82
Section 7.10.  Syndication Agent, Co-Documentation Agents, Arranger
                and Co-Arrangers............................................ 82

ARTICLE 8
     Change in Circumstances
Section 8.01.  Basis for Determining Interest Rate Inadequate or Unfair..... 82
Section 8.02.  Illegality................................................... 83
Section 8.03.  Increased Cost and Reduced Return............................ 83
Section 8.04.  Taxes........................................................ 85
Section 8.05.  Base Rate Loans Substituted for Affected Euro-Dollar Loans... 87
Section 8.06.  Substitution of Bank......................................... 87

ARTICLE 9
     Miscellaneous
Section 9.01.  Notices...................................................... 88
Section 9.02.  No Waivers................................................... 88
Section 9.03.  Expenses; Indemnification.................................... 88
Section 9.04.  Set-Offs..................................................... 89
Section 9.05.  Amendments and Waivers....................................... 90
Section 9.06.  Successors; Participations and Assignments................... 91
Section 9.07.  Designated Lenders........................................... 93
Section 9.08.  No Reliance on Margin Stock.................................. 95
Section 9.09.  Governing Law; Submission to Jurisdiction.................... 95
Section 9.10.  Counterparts; Effectiveness.................................. 95
Section 9.11.  WAIVER OF JURY TRIAL......................................... 95
Section 9.12.  ERISA Matters................................................ 95
Section 9.13.  Confidentiality.............................................. 97
Section 9.14.  Amendment and Restatement.................................... 98

COMMITMENT SCHEDULE
PRICING SCHEDULE

Schedule 5.20 -    Existing Joint Venture Agreements

Exhibit A     --   Note
Exhibit B-1   --   Form of Borrower Pledge Agreement (Acquisition Sub)
Exhibit B-2   --   Form of Borrower Pledge Agreement (LCR JV Subsidiary)
Exhibit B-3   --   Form of Borrower Pledge Agreement (Equistar JV Subsidiary)
Exhibit B-4   --   Form of Borrower Pledge Agreement (LMC JV Subsidiary)
Exhibit C-1   --   Form of JV Subsidiary Security Agreement (LCR)
Exhibit C-2   --   Form of JV Subsidiary Security Agreement (Equistar)
Exhibit C-3   --   Form of JV Subsidiary Security Agreement (LMC)
Exhibit D     --   Form of Subsidiary Guarantee
Exhibit E     --   Opinion of Special Counsel for Obligors
Exhibit F     --   Opinion of Associate General Counsel of Borrower
Exhibit G     --   Opinion of Special Counsel for Agents
Exhibit H     --   Form of Assignment and Assumption Agreement
Exhibit I     --   Form of Designation Agreement

     AGREEMENT dated as of July 23, 1998 among LYONDELL PETROCHEMICAL COMPANY, the LENDERS party hereto, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent, DLJ CAPITAL FUNDING, INC., as Syndication Agent, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, CITIBANK, N.A., THE CHASE MANHATTAN BANK and NATIONSBANK, N.A., as Documentation Agents.


                                   ARTICLE 1

                                  Definitions

     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

     "ACQUISITION" means the acquisition by the Borrower, directly or indirectly, of ARCO Chemical pursuant to the Offer and the Merger.

     "ACQUISITION DOCUMENTS" means the Offer to Purchase, the Merger Agreement and the Voting Agreement.

     "ACQUISITION SUB" means Lyondell Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

     "ADDITIONAL JV DEBT" means Debt incurred by Equistar, LCR or LMC after the Closing Date in connection with the admission into such Borrower Joint Venture of a new partner or member, as the case may be; provided that, at the time such Debt is incurred, such Borrower Joint Venture's ratio of Debt to EBITDA, calculated on a pro forma basis (without giving effect to anticipated expense reductions or other synergies) for its then most recent fiscal year for which financial statements are available, does not exceed 2.25:1.00.

     "ADJUSTED DEBT" means, at any date, the Debt of the Non-JV Group at such date (exclusive of (i) the Lyondell-Equistar Debt and (ii) (A) the Equistar Note and (B) Loans required to be prepaid pursuant to Section 2.04, in each case, if and to the extent that cash available for payment thereof is held in an escrow account established with the Administrative Agent).

     "ADJUSTED EBITDA" means, for any period, the sum of (i) the EBITDA of the Non-JV Group for such period, adjusted to exclude the effect of one time charges incurred in connection with the Acquisition in an aggregate amount not exceeding $250,000,000 plus (ii) the Distributable Cash Flow of all Borrower Joint Ventures for such period.

     "ADMINISTRATIVE AGENT" means Morgan Guaranty Trust Company of New York in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.

     "ADMINISTRATIVE QUESTIONNAIRE" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent (with a copy to the Borrower).

     "AFFILIATE" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower ("CONTROLLING PERSON"), (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person, (iii) any Borrower Joint Venture or (iv) any Person (other than the Borrower or a Subsidiary) holding a direct or indirect equity interest in any Borrower Joint Venture. As used herein, the term "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. No director or officer of the Borrower shall be considered an Affiliate solely by virtue of holding such position.

     "AGENTS" means Administrative Agent, the Syndication Agent and the Co-Documentation Agents, and "AGENT" means any of them as the context may require.

     "APPLICABLE LENDING OFFICE" means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

     "APPLICABLE MARGIN" means, with respect to Loans of any Type and any Class at any time, the percentage rate per annum set forth in the Pricing Schedule as the Margin with respect to Loans of such Type and Class which is applicable at such time in accordance with the Pricing Schedule; provided that the Applicable Margin on any date shall be the sum of the percentage so determined in accordance with the Pricing Schedule plus 2.00%, if on such date (i) an Event of Default exists and (ii) except in the case of an Event of Default under Section 6.01(a) or 6.01(b), the Administrative Agent shall have notified the Borrower at the request of the Required Lenders that this proviso shall be applicable.

     "ARCO CHEMICAL" means ARCO Chemical Company, a Delaware corporation and the surviving corporation in the Merger (expected to be renamed

Lyondell Chemical Manufacturing Company effective on a date following the Merger).

     "ARRANGER" means J.P. Morgan Securities Inc.

     "ASSET SALE" means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by the Borrower or any of its Subsidiaries of any asset, including without limitation any sale-leaseback transaction, whether or not involving a capital lease, but excluding
(i) dispositions of inventory or equipment in the ordinary course of business,
(ii) dispositions of Temporary Cash Investments and cash payments otherwise permitted under this Agreement (including Restricted Payments permitted by Section 5.15), (iii) dispositions to the Borrower or a Subsidiary of the Borrower, (iv) dispositions constituting mergers or consolidations permitted by
Section 5.07, (v) dispositions constituting Investments permitted by Section
5.16 (except as provided below) and (v) dispositions constituting Liens permitted by Section 5.09. For avoidance of doubt, a Securitization Transaction constitutes an Asset Sale and does not, in itself, give rise to an obligation secured by a Lien on an asset of the Borrower or a Subsidiary. To the extent that, in connection with (x) an Investment by the Borrower or a Subsidiary in a Borrower Joint Venture or (y) a reduction in the proportionate interest of the Borrower or a Subsidiary in a Borrower Joint Venture as contemplated by Section 5.19(d)(ii), the Borrower or a Subsidiary receives Net Cash Proceeds (determined as if such transaction were an Asset Sale), then such transaction shall be treated as an Asset Sale to the extent of such Net Cash Proceeds.

     "ASSIGNEE" has the meaning set forth in Section 9.06(c).

     "AVAILABLE CASH FLOW" means, for any Person for any fiscal period, the sum of (i) the Net Income of such Person for such period plus (ii) to the extent deducted in determining such Net Income for such period, depreciation, amortization and other noncash charges plus (iii) any increase (or minus any decrease) during such period in the deferred tax liabilities of such Person plus
(iv) any decrease (or minus any increase) in the Net Working Investment of such Person between the beginning and end of such period minus (v) the Capital Expenditures of such Person for such period (except to the extent financed with the proceeds of Debt of such Person).

     "BASE RATE" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

     "BASE RATE LOAN" means a Loan which bears interest based on the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Section 2.06(a) or Article 8.

     "BORROWER" means Lyondell Petrochemical Company (expected to be renamed Lyondell Chemical Company effective July 31, 1998), a Delaware corporation, and its successors.

     "BORROWER JOINT VENTURES" means Equistar, LCR, LMC and any Future Joint Venture, and "BORROWER JOINT VENTURE" means any of them, as the context may require.

     "BORROWER PLEDGE AGREEMENT" means a Pledge Agreement dated as of the Closing Date between the Borrower and the Administrative Agent, substantially in the form of Exhibit B-1, B-2, B-3 or B-4 hereto.

     "BORROWER'S 1997 FORM 10-K" means the Borrower's annual report on Form 10-K for its fiscal year ended December 31, 1997, as filed with the SEC pursuant to the Exchange Act.

     "BORROWER'S LATEST FORM 10-Q" means the Borrower's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1998, as filed with the SEC pursuant to the Exchange Act.

     "BORROWING" has the meaning set forth in Section 1.03.

     "BUSINESS ACQUISITION" means (i) an Investment by the Borrower or any of its Subsidiaries in any other Person (including an Investment by way of acquisition of securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of its Subsidiaries or (ii) an acquisition by the Borrower or any of its Subsidiaries of the property and assets of any Person (other than the Borrower or any of its Subsidiaries) that constitute substantially all the assets of such Person or any division or other business unit of such Person.

     "CAPITAL EXPENDITURES" means, for any Person for any fiscal period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Consolidated Subsidiaries for such period, as the same are (or would in accordance with GAAP be) set forth in a statement of cash flows of such Person for such period.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

     "CHANGE OF CONTROL" shall occur if (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 20% or more of the outstanding shares of common stock of the Borrower; or (ii) Continuing Directors shall cease to constitute a majority of the Borrower's board of directors.

     "CLASS" has the meaning set forth in Section 1.03.

     "CLOSING DATE" means the date on which all conditions set forth in Section
3.01 shall have been satisfied (or waived in accordance with Section 9.05).

     "CO-ARRANGERS" means Donaldson, Lufkin & Jenrette Securities Corporation, BancAmerica Robertson Stephens and Chase Securities Inc.

     "CO-DOCUMENTATION AGENTS" means Bank of America National Trust and Savings Association, Citibank, N.A., The Chase Manhattan Bank and NationsBank, N.A., each in its capacity as documentation agent in respect of the Loan Documents, and "CO-DOCUMENTATION AGENT" means any of them, as the context may require.

     "COLLATERAL" means the collateral purported to be subject to the Liens of the Collateral Documents.

     "COLLATERAL DOCUMENTS" means the Borrower Pledge Agreements, the JV Subsidiary Security Agreements, and any additional security agreements or pledge agreements required to be delivered pursuant to the Loan Documents to secure the obligations of the Obligors under the Loan Documents and, to the extent provided therein, the obligations of the Borrower under the PBGC Settlement Agreement, and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

     "COMMITMENT" means any Term Commitment, Revolving Commitment, or Swing Loan Commitment, and "COMMITMENTS" means any or all of the foregoing, as the context may require.

     "COMMITMENT FEE RATE" has the meaning set forth in the Pricing Schedule.

     "COMMITMENT SCHEDULE" means the Schedule attached hereto and identified as such.

     "CONSOLIDATED ASSETS" means, at any date, the consolidated assets of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis as of such date.

     "CONSOLIDATED NET INCOME" means, for any period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, adjusted to exclude the effect of one time charges incurred in connection with the Acquisition in an aggregate amount not exceeding $250,000,000.

     "CONSOLIDATED NET WORTH" means, at any date, the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries determined as of such date, adjusted to exclude the effect of one time charges incurred in connection with the Acquisition in an aggregate amount not exceeding $250,000,000.

     "CONSOLIDATED SUBSIDIARY" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

     "CONTINUING DIRECTORS" means (i) directors of the Borrower on the date hereof and (ii) individuals who were recommended for election or elected to become directors of the Borrower by a majority of the Continuing Directors then in office.

     "CREDIT EXPOSURE" means, with respect to any Lender at any time, the sum of
(i) such Lender's Revolving Commitment at such time or, if its Revolving Commitment shall have been terminated, the amount of such Lender's Revolving Outstandings at such time plus (ii) the aggregate outstanding principal amount of such Lender's Term Loans at such time or, if it has no Term Loans then outstanding, the aggregate amount such Lender's Term Commitments at such time.

     "DEBT" of any Person means, at any date, without duplication, (i) the principal amount of all obligations of such Person for borrowed money, (ii) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, accrued expenses and deferred compensation and other pension, benefit and welfare expenses, in each case arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations (and, solely for purposes of Section 5.09, all contingent obligations, which contingent obligations shall for such purposes be deemed to be in an outstanding principal amount equal to the maximum contingent amount thereof) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all capital stock of such Person which is subject to redemption otherwise than at the sole option of such Person at any time prior to the date 12 months after the latest Maturity Date, (vii) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and
(viii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person's Debt Guaranteed thereby). For avoidance of doubt, Debt does not include an Equity Equivalent or a Securitization Transaction.

     "DEBT INCURRENCE" means the issuance for cash proceeds by the Borrower or any of its Subsidiaries of any debt security having a maturity in excess of one year, other than any such issuance (i) to the Borrower or a Subsidiary or (ii) pursuant to a Working Capital Facility.

     "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "DERIVATIVES OBLIGATIONS" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

     "DESIGNATED LENDER" means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

     "DESIGNATING LENDER" means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.07(a).

     "DISTRIBUTABLE CASH FLOW" means with respect to any Borrower Joint Venture for any period, the cash from operations of such Borrower Joint Venture for such period, but only to the extent the same is distributed to a JV Subsidiary during or promptly after such period.

     "DOMESTIC BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     "DOMESTIC LENDING OFFICE" means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

     "EBITDA" means, for any Person for any period, the Net Income of such Person for such period plus, to the extent deducted in determining such Net Income, interest expense, income tax expense and depreciation, amortization and other similar non-cash charges.

     "ELIGIBLE DESIGNEE" means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's.

     "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law, treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement, whether now or hereafter in effect, relating to human health and safety, the environment or the protection of the environment.

     "ENVIRONMENTAL LIABILITIES" means any and all liabilities of the Borrower and its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to matters covered by Environmental Laws.

     "EQUISTAR" means Equistar Chemicals, LP, a Delaware limited partnership and a joint venture among the Borrower, Millennium Chemicals Inc. and Occidental Chemical Corp. in which the Borrower holds at the date hereof a 41% indirect equity interest.

     "EQUISTAR NOTE" means the Debt identified in clause (vi) of the definition of Existing Borrower Debt.

     "EQUISTAR PARTNERSHIP AGREEMENT" means the Limited Partnership Agreement of Equistar dated October 10, 1997, as amended and restated through May 15, 1998.

     "EQUITY EQUIVALENT" means any equity securities of a special purpose Subsidiary of the Borrower, whose only assets consist of the proceeds of such issuance and a debt obligation of the Borrower which matures more than one year after the latest Maturity Date and is subordinated in right of payment to the Loans on terms satisfactory to the Administrative Agent.

     "EQUITY ISSUANCE" means any issuance of (a) equity securities (including any preferred equity securities) by the Borrower, other than (i) equity securities issued to a Subsidiary, (ii) equity securities issued pursuant to employee benefit and/or dividend reinvestment plans in the ordinary course of business and (iii) equity securities issued as consideration for a Business Acquisition or (b) an Equity Equivalent.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA GROUP" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "EURO-DOLLAR BUSINESS DAY" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "EURO-DOLLAR LENDING OFFICE" means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

     "EURO-DOLLAR LOAN" means a Loan which bears interest based on the London Interbank Offered Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

     "EURO-DOLLAR RESERVE PERCENTAGE" means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on

Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

     "EVENTS OF DEFAULT" has the meaning set forth in Section 6.01.

     "EXCESS CASH FLOW" means, for any period, the excess (if any) of:

     (a) the sum of (i) the Available Cash Flow for the Non-JV Group for such fiscal period, (ii) the Distributable Cash Flow of all Borrower Joint Ventures for such period plus (iii) the amount of cash extraordinary or other non-recurring gains of the Non-JV Group during such period; over

     (b) the sum of (i) Regular Preferred Stock Payments for such period, (ii) the scheduled amortization of long-term Debt of the Non-JV Group during such period and (iii) dividends paid on the Borrower's common stock during such period.

The calculation of Excess Cash Flow shall be adjusted, to the extent necessary, to avoid duplication of amounts of mandatory prepayments pursuant to Section 2.04(d).

     "EXCESS CASH FLOW PREPAYMENT AMOUNT" means, for any period, (i) 50% of Excess Cash Flow for such period minus (ii) the aggregate principal amount of Term Loans prepaid during such period pursuant to Section 2.09 (exclusive of the portion thereof credited against scheduled amortization in forward order of maturity).

     "EXCLUDED TAXES" has the meaning set forth in Section 8.04(a).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXISTING ARCO CHEMICAL DEBT" means (i) the 9.9% Debentures Due 2000, the 9.375% Debentures Due 2005, the 10.25% Debentures Due 2010 and the 9.8% Debentures Due 2020, all issued by ARCO Chemical pursuant to the Indenture dated June 15, 1988 among ARCO Chemical and The Bank of New York, as Trustee, (ii) other Debt disclosed in the consolidated balance sheet of ARCO Chemical set forth in ARCO Chemical's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1998, and (iii) other Debt outstanding on the Closing Date incurred subsequent to March 31, 1998 in the ordinary course of business consistent with past practice.

     "EXISTING BORROWER CREDIT AGREEMENT" means the $225,000,000 Credit Agreement dated as of December 1, 1997 among the Borrower, Texas Commerce

Bank National Association, as administrative agent, Bank of America National Trust and Savings Association, as documentation agent, The Chase Manhattan Bank, as auction agent, and the other banks from time to time party thereto.

     "EXISTING BORROWER DEBT" means (i) the 10.00% Notes Due 1999 issued by the Borrower pursuant to the 1989 Indenture; (ii) the 9.125% Notes Due 2002 issued by the Borrower pursuant to an Indenture dated as of March 10, 1992 between the Borrower and First Trust National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of March 10, 1992 and the Second Supplemental Indenture dated as of December 1, 1997; (iii) the 6.5% Notes Due 2006 and 7.55% Notes Due 2026, each issued by the Borrower pursuant to an Indenture dated as of January 29,1996 between the Borrower and Texas Commerce Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of February 15, 1996 and the Second Supplemental Indenture dated as of December 1, 1997; (iv) Debt under the Medium Term Notes (clauses (i) through (iv) of this paragraph, describing certain Debt with respect to which, as between the Borrower and Equistar, Equistar is the primary obligor and the Borrower is an obligor, the "LYONDELL-EQUISTAR DEBT"); (v) Debt under the Existing Borrower Credit Agreement; (vi) Debt under the $345,000,000 Term Note Agreement between the Borrower and Equistar dated as of December 1, 1997; (vii) Debt in an amount not in excess of $150,000,000 under certain uncommitted lines of credit existing on the date of this Agreement; (viii) other Debt disclosed in the consolidated balance sheet of the Borrower set forth in the Borrower's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1998, and
(ix) other Debt outstanding on the Closing Date incurred subsequent to March 31, 1998 in the ordinary course of business consistent with past practice.

     "EXISTING DEBT" means (i) the Existing Borrower Debt, (ii) the Existing Equistar Debt, (iii) the Existing LCR Debt and (iv) the Existing ARCO Chemical Debt.

     "EXISTING EQUISTAR DEBT" means (i) Debt under the $1,250,000,000 Credit Agreement dated as of November 25, 1997 among Equistar, Millennium America Inc., as Guarantor, the lenders party thereto, Bank of America National Trust and Savings Association, as Servicing Agent, Documentation Agent and Administrative Agent, and The Chase Manhattan Bank, as Syndication Agent and Administrative Agent, (ii) the Lyondell-Equistar Debt, (iii) Debt under the $500,000,000 Credit Agreement dated as of June 12, 1998 among Equistar, the lenders party thereto, Bank of America National Trust and Savings Association, as administrative agent, documentation agent and servicing agent and Chase Bank of Texas, National Association, as administrative agent and syndication agent, (iv) Debt under the Lease Intended for Security dated as of December 18, 1991 among Occidental Chemical Corporation, as Lessee, the Institutions listed on

Schedule I, as Lessors, Norwest Bank Minnesota, National Association, as Agent, and Chemical Bank and The Bank of Nova Scotia, as Information Agent, (v) other Debt disclosed in the balance sheet of Equistar set forth in the Borrower's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1998, and
(vi) other Debt outstanding on the Closing Date incurred subsequent to March 31, 1998 in the ordinary course of business consistent with past practice.

     "EXISTING LCR DEBT" means (i) Debt under the LCR Construction Facility;
(ii) Debt under the $70,000,000 Revolving Credit Agreement dated as of May 5, 1995 among LCR, the lenders party thereto, the co-agents party thereto and The Bank of New York, as Agent and as Issuer, as amended by the First Amendment to Revolving Credit Agreement dated as of April 16, 1996, the Second Amendment to Revolving Credit Agreement dated as of November 12, 1996 and the Consent and Third Amendment to Revolving Credit Agreement dated as of January 27, 1997, each among LCR, the lenders party thereto and The Bank of New York, as Agent and as Issuer; (iii) other Debt disclosed in the balance sheet of LCR set forth in the Borrower's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1998, and (iv) other Debt outstanding on the Closing Date incurred subsequent to March 31, 1998 in the ordinary course of business consistent with past practice.

     "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day for such transactions by Federal funds brokers of recognized standing, as determined by the Administrative Agent.

     "FISCAL QUARTER" means a fiscal quarter of the Borrower.

     "FISCAL YEAR" means a fiscal year of the Borrower.

     "FIXED CHARGE COVERAGE RATIO" means, at any date, the ratio of (i) the sum of (A) Adjusted EBITDA plus (B) the rental expense of the Non-JV Group, in each case for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date to (ii) the sum of (A) the interest expense of the Non-

JV Group for such period plus (B) the rental expense of the Non-JV Group for such period plus (C) Regular Preferred Stock Payments for such period.

     "FIXED RATE LOAN" means a Euro-Dollar Loan or a Swing Loan.

     "FOREIGN SUBSIDIARY" means any Subsidiary organized under the laws of a jurisdiction, and conducting substantially all its operations, outside the United States.

     "FUTURE JOINT VENTURE" means any joint venture (i) in which the Borrower acquires a direct or indirect equity interest after the Closing Date and (ii) which is accounted for by the Borrower on the equity method.

     "GAAP" means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders.

     "GROUP OF LOANS" means at any time a group of Loans of any Class consisting of (i) all Loans of such Class which are Base Rate Loans at such time or (ii) all Loans of such Class which are Euro-Dollar Loans having the same Interest Period at such time, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

     "GUARANTEE" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by virtue of an agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Debt or other obligation or (iii) entered into for the purpose of assuring in any other manner the holder of such Debt or other obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, regulated under Environmental Laws.

     "INDEMNITEE" has the meaning set forth in Section 9.03(b).

     "INFORMATION MEMORANDUM" means the confidential information memorandum dated June 1998 furnished to the Lenders in connection with the syndication of the credit facilities established under this Agreement.

     "INTEREST PERIOD" means (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months (or, if corresponding funding is available to each Lender, nine or twelve months) thereafter, as the Borrower may elect in such notice; provided that:

            (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

            (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) below, end on the last Euro-Dollar Business Day of a calendar month;

            (c) no Interest Period for any Revolving Loan shall extend beyond the Revolving Credit Termination Date; and

            (d) no Interest Period applicable to any Term Loan shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term Loans represented by Base Rate Loans and Euro-Dollar Loans having Interest Periods which end on or prior to such date equals or exceeds the amount of such principal payment.

     (2) with respect to each Swing Loan, the period commencing on the date of borrowing specified in the applicable Notice of Swing Loan Borrowing or on the last day of the next preceding Interest Period applicable thereto and ending one week thereafter; provided that;

            (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

            (b) no Interest Period for any Swing Loan shall extend beyond the Swing Loan Termination Date.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "INVESTMENT" means any investment in any Person, whether by means of purchase of equity securities, capital contribution (in cash, property or services), loan, Guarantee, time deposit or otherwise (but not including any demand deposit).

     "ISSUING BANK" means Morgan Guaranty Trust Company of New York and any other Revolving Lender that may agree to issue letters of credit hereunder, in each case as issuer of a letter of credit hereunder.

     "JV SUBSIDIARIES" means Lyondell Petrochemical G.P. Inc., Lyondell Petrochemical L.P. Inc., Lyondell Refining Company, Lyondell General Methanol Company, Lyondell Limited Methanol Company and each other Subsidiary of the Borrower that, at any time, directly holds an equity interest in any Borrower Joint Venture, and "JV SUBSIDIARY" means any of the foregoing, as the context may require.

     "JV SUBSIDIARY SECURITY AGREEMENT" means a Security Agreement dated as of the Closing Date entered into by each JV Subsidiary in favor of the Administrative Agent, substantially in the form of Exhibit C-1, C-2 or C-3 hereto.

     "LCR" means LYONDELL-CITGO Refining Company, Ltd., a Texas limited liability company (and a joint venture between the Borrower and CITGO Petroleum Corporation) in which the Borrower holds at the date hereof 58.75% indirect equity interest.

     "LCR CONSTRUCTION FACILITY" means the $450,000,000 Credit Agreement dated as of May 5, 1995 among LCR, the lenders party thereto, The Bank of Nova Scotia, Credit Lyonnais, The First National Bank of Chicago and The Industrial Bank of Japan, Ltd., as Co-Agents, and The Bank of New York, as Agent, as amended by the First Amendment to Credit Agreement dated as of April 16, 1996, the Second Amendment to Credit Agreement dated as of November 12, 1996 and the Consent and Third Amendment to Revolving Credit Agreement dated as of January 27, 1997, each among LCR, the lenders party thereto and The Bank of New York, as Agent.

     "LCR RECAPITALIZATION" means the recapitalization and reorganization as a limited partnership of LCR, anticipated to occur prior to March 31, 1999, including the refinancing of certain Existing LCR Debt, repayment of Debt under the LCR Construction Facility and the making of certain cash distributions to the Borrower.

     "LCR REGULATIONS" means the Limited Liability Company Regulations of LCR dated July 1, 1993, as amended through January 27, 1997.

     "LENDER" means (i) each lender listed on the Commitment Schedule, (ii) each Assignee which becomes a Lender pursuant to Section 9.06(c) and (iii) their respective successors.

     "LENDER PARTIES" means the Lenders and the Agents.

     "LETTER OF CREDIT" means a letter of credit to be issued hereunder by an Issuing Bank.

     "LETTER OF CREDIT LIABILITIES" means, for any Lender and at any time, such Lender's ratable participation in the sum of (x) the aggregate amount then owing by the Borrower in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit.

     "LETTER OF CREDIT TERMINATION DATE" means the tenth Domestic Business Day prior to the Revolving Credit Termination Date.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "LMC" means Lyondell Methanol Company, L.P., a Texas limited partnership (and a joint venture between the Borrower and MCN Investment Corporation) in which the Borrower holds at the date hereof a 75% indirect equity interest.

     "LMC PARTNERSHIP AGREEMENT" means the Limited Partnership Agreement of LMC dated December 12, 1996.

     "LOAN" means a Base Rate Loan, a Euro-Dollar Loan or a Swing Loan and "LOANS" means any combination of the foregoing, as the context may require; provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

     "LOAN DOCUMENTS" means this Agreement, the Notes, the Subsidiary Guarantee and the Collateral Documents.

     "LONDON INTERBANK OFFERED RATE" has the meaning set forth in Section
2.05(b).

     "LYONDELL-EQUISTAR DEBT" has the meaning set forth in the definition of "Existing Borrower Debt".

     "MAJOR CASUALTY PROCEEDS" means (i) the aggregate insurance proceeds received in connection with one or more related events by the Borrower or any of its Subsidiaries under any Property Insurance Policy or (ii) any award or other cash compensation with respect to any one or more related condemnations of property (or any transfer or disposition of property in lieu of condemnation) received by the Borrower or any of its Subsidiaries if the amount of such aggregate insurance proceeds or award or other cash compensation exceeds $10,000,000.

     "MANDATORY PREPAYMENT RELEASE DATE" means the first date on which (i) all Term Loans-C and Term Loans-D (including all interest and fees accrued thereon) have been repaid in full and (ii) the Borrower has Senior Debt Ratings at or above the level of Baa3 by Moody's and BBB- by S&P.

     "MARGIN STOCK" has the meaning set forth in Regulation U.

     "MATERIAL ADVERSE EFFECT" means (i) any material adverse effect upon the financial condition, results of operations, assets or business of the Borrower and its Subsidiaries, taken as a whole (other than general economic conditions affecting the petrochemical industry as a whole); (ii) a material adverse effect on the ability of the Obligors as a whole to perform their obligations under the Loan Documents or (iii) any material adverse effect on the rights and remedies of the Agents and the Lenders under this Agreement, the Notes and the other Loan Documents.

     "MATERIAL DEBT" means Debt (other than the Loans and Reimbursement Obligations) of the Borrower and/or one or more of its Subsidiaries (including for this purpose the Borrower Joint Ventures), arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $50,000,000.

     "MATERIAL PLAN" means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

     "MATURITY DATE" means, (i) with respect to Term Loans-A, June 30, 2003,
(ii) with respect to Term Loans-B, June 30, 2005, (iii) with respect to Term Loans-C, June 30, 1999, (iv) with respect to Term Loans-D, June 30, 2000, (v) with respect to Revolving Loans, the Revolving Credit Termination Date and (vi) with respect to Swing Loans, the Swing Loan Termination Date.

     "MEDIUM TERM NOTES" means certain medium term notes issued by the Borrower (in a form set forth as an exhibit to the Borrower's annual report on Form 10-K for its fiscal year ended December 31, 1988, as filed with the SEC pursuant to the Exchange Act), maturing at various dates from 1998 to 2005, and having a weighted average interest rate at December 31, 1997 of 9.83%.

     "MERGER" means the merger of Acquisition Sub with and into ARCO Chemical pursuant to the Merger Agreement, with ARCO Chemical as the surviving company .

     "MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of June 18, 1998 among the Borrower, Acquisition Sub and ARCO Chemical, as amended from time to time in accordance with its terms.

     "MOODY'S" means Moody's Investors Service, Inc. or any successor to such corporation's business of rating debt securities.

     "MULTIEMPLOYER PLAN" means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "NET CASH PROCEEDS" means, with respect to any Reduction Event, an amount equal to the cash proceeds received by the Borrower or any of its Subsidiaries from or in respect of such Reduction Event (including any cash proceeds received as interest or similar income on, or other cash proceeds of, any noncash proceeds of any Asset Sale), less (a) any fees, costs and expenses reasonably incurred by such Person in respect of such Reduction Event and (b) if such Reduction Event is an Asset Sale, (i) any taxes actually paid or to be payable by such Person (as estimated by the chief financial officer or chief accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Asset Sale, (ii) the amount of all Debt (other than the Loans) secured by any assets subject to that Asset Sale and subject to mandatory prepayment as a result of that Asset Sale, and (iii) the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities payable by the Borrower and its Subsidiaries attributable to such Asset Sale (as estimated by the chief financial officer or chief accounting officer of the Borrower), including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Cash Proceeds).

     "NET INCOME" means, for any Person for any period, the net income of such Person for such period, adjusted to exclude the effect of any extraordinary items of gain or loss.

     "NET WORKING INVESTMENT" means at any date current assets (exclusive of cash and cash equivalents) minus current liabilities (exclusive of Debt).

     "1989 INDENTURE" means the Indenture dated as of May 31, 1989 between the Borrower and Texas Commerce Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of May 31, 1989 and the Second Supplemental Indenture dated as of December 1, 1997.

     "NON-JV GROUP" means the Borrower and its Consolidated Subsidiaries, including upon consummation of the Offer, ARCO Chemical, but excluding the Borrower Joint Ventures and the JV Subsidiaries.

     "NOTES" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the Borrower's obligation to repay the Loans, and "NOTE" means any one of such promissory notes issued hereunder.

     "NOTICE OF BORROWING" has the meaning set forth in Section 2.02.

     "NOTICE OF INTEREST RATE ELECTION" has the meaning set forth in Section 2.06(a).

     "NOTICE OF ISSUANCE" has the meaning set forth in Section 2.16(b).

     "NOTICE OF SWING LOAN BORROWING" has the meaning set forth in Section 2.17(b).

     "OBLIGOR" means the Borrower, each Subsidiary Guarantor and each JV Subsidiary.

     "OFFER" means the offer by Acquisition Sub to purchase all the outstanding shares of common stock, par value $1.00 per share, of ARCO Chemical pursuant to the Offer to Purchase.

     "OFFER TO PURCHASE" means the Offer to Purchase for Cash All Outstanding Shares of Common Stock of ARCO Chemical Company at $57.75 Net Per Share by Lyondell Acquisition Corporation, a wholly owned subsidiary of Lyondell Petrochemical Company, dated June 24, 1998, as amended from time to time in accordance with its terms; provided that no material amendment shall be effective for purposes of references thereto in this Agreement unless approved in writing by the Required Lenders.

     "ORDINARY COURSE LIENS" means the following Liens:

     (a) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers' compensation, disability or unemployment insurance, old-age pensions, retiree health benefits and other social security benefits and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

     (b) Liens securing the performance of bids, tenders, leases, government and other contracts (other than for Debt), statutory and regulatory obligations, surety, customs bonds and other obligations of a like nature, incurred as an incident to and in the ordinary course of business;

     (c) Liens encumbering pipelines or pipeline facilities that arise by operation of law, and other Liens imposed by law such as carriers', warehousemen's, mechanics', materialmen's and vendors liens, incurred in good faith in the ordinary course of business and securing obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

     (d) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings;

     (e) (i) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property, minor irregularities of title and similar encumbrances incurred or suffered in the ordinary course of business (and with respect to leasehold interests, the interest of the landlord or owner in the leased property and mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) and (ii) licenses or leases for patents, copyrights, trademarks, tradenames and other intellectual property;

     (f) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries;

     (g) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of the Borrower and the Subsidiaries, to the extent such dispositions are permitted hereunder;

     (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     (i) customary Liens in favor of issuers of documentary letters of credit;

     (j) netting provisions and setoff rights in favor of counterparties to agreements creating Derivative Obligations;

     (k) prejudgment Liens which are being contested in good faith by appropriate proceedings;

     (l) judgment Liens which are being contested in good faith by appropriate proceedings and Liens securing appeal or similar surety bonds therefor; provided that (i) no Event of Default exists under Section 6.01(k) relating thereto and
(ii) the aggregate amount secured by such Liens does not exceed $250,000,000 (exclusive of Liens securing judgments covered by (x) insurance in respect of which the carrier has not contested coverage or (y) appeal or similar surety bonds); and

     (m) Liens not otherwise constituting Ordinary Course Liens on cash or cash equivalents securing appeal or similar surety bonds, provided that no Event of Default exists at the time any such Lien is created and no Event of Default would exist at such time under Section 5.13 if (in the event the judgment for which such bond is to be posted is not deducted as a liability in determining Consolidated Net Worth) the amount of cash and cash equivalents subject to such Liens were deducted from Consolidated Net Worth.

     "OTHER TAXES" has the meaning set forth in Section 8.04(a).

     "PARENT" means, with respect to any Lender, any Person controlling such Lender.

     "PARTICIPANT" has the meaning set forth in Section 9.06(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "PBGC SETTLEMENT AGREEMENT" means the settlement agreement proposed to be entered into between the Borrower and the PBGC in substantially the form heretofore furnished to the Lenders.

     "PERMITTED LIENS" means (i) inchoate Liens existing at law and other non-consensual Liens permitted by Section 5.09 and subordinated to the Liens created by the Collateral Documents and (ii) other Liens expressly permitted by the Collateral Documents.

     "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "PLAN" means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "PLEDGED SUBSIDIARIES" means each of Acquisition Sub, the JV Subsidiaries and, upon consummation of the Merger, ARCO Chemical, and their respective successors.

     "POSM" means POSM II Limited Partnership, L.P., a Delaware limited partnership.

     "PRICING SCHEDULE" means the Schedule attached hereto and identified as such.

     "PRIME RATE" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

     "PROPERTY INSURANCE POLICY" means any insurance policy maintained by the Borrower or any of its Subsidiaries covering losses with respect to tangible real or personal property or improvements, but excluding coverage for losses from business interruption.

     "QUARTERLY PAYMENT DATES" means each March 31, June 30, September 30 and December 31.

     "RATING AGENCY" means each of S&P and Moody's.

     "REDUCTION EVENT" means (i) any Asset Sale (other than (x) a sale of Margin Stock or (y) any other Asset Sale, the Net Cash Proceeds of which, when aggregated with the Net Cash Proceeds of any related Asset Sale, do not exceed $10,000,000), (ii) any Debt Incurrence, (iii) any Equity Issuance, (iv) the LCR Recapitalization or (v) the receipt by the Borrower or any Subsidiary of Major Casualty Proceeds, provided that with respect to any such Major Casualty Proceeds, so long as no Event of Default has occurred and is continuing, the receipt thereof shall not give rise to a Reduction Event to the extent that (x) within 180 days after receipt of such Major Casualty Proceeds, the Borrower or a Subsidiary shall have committed to expend, and (y) within 540 days after receipt of such Major Casualty Proceeds (or within such greater number of days as may be reasonably required to complete such restoration or replacement), the Borrower or a Subsidiary shall have actually expended such Major Casualty Proceeds for the restoration or replacement of the asset in respect of which such Major Casualty Proceeds were received, so that the Reduction Event, if any, occurring by reason of the receipt of such Material Casualty Proceeds shall be deemed to occur on such 180th or 540th (or later) day following receipt thereof as to the amount thereof not committed or expended as specified above. The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article 5 of this Agreement.

     "REFERENCE LENDERS" means the principal London offices of Bank of America National Trust and Savings Association, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York.

     "REFUNDING DATE" has the meaning set forth in Section 2.17(h).

     "REGISTER" has the meaning set forth in Section 2.14.

     "REGULAR PREFERRED STOCK PAYMENT" means, for any period, all fixed or stated dividends paid or payable by the Borrower and its Consolidated Subsidiaries during such period pursuant to the terms of any preferred equity securities issued pursuant to an Equity Issuance after the date hereof.

     "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "REIMBURSEMENT OBLIGATION" has the meaning set forth in Section 2.16(c).

     "RELATED FUND" means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an affiliate of such Lender.

     "RELEASE" means any discharge, emission or release into the environment of a Hazardous Substance, including a Release as defined in CERCLA at 42 U.S.C.
Section 9601(22).

     "REQUIRED LENDERS" means, at any time, Lenders having in the aggregate, more than 50% of the aggregate amount of the Credit Exposures at such time.

     "RESPONSIBLE OFFICER" means the President and Chief Executive Officer, any Executive Vice President, any Senior Vice President, the Treasurer or the Controller of the Borrower.

     "RESTRICTED PAYMENT" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock of the same class and rights or warrants to purchase capital stock of the Borrower) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock, but does not include (x) payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion or (y) payments pursuant to employee compensation or benefit plans in the ordinary course of business.

     "REVOLVING COMMITMENT" means,

            (i) with respect to each Revolving Lender listed on the signature pages hereof, the amount set forth opposite the name of such Lender under the heading "Revolving Commitment" in the Commitment Schedule, and

            (ii) with respect to each Assignee which becomes a Revolving Lender pursuant to Section 9.06(c), the amount of the Revolving Commitment thereby assumed by it,

in each case as such amount may be reduced from time to time pursuant to Section
2.08 or increased or reduced by reason of an assignment to or by such Lender in accordance with Section 9.06(c).

     "REVOLVING CREDIT PERCENTAGE" means, with respect to any Revolving Lender at any time, the percentage which the amount of its Revolving Commitment at such time represents of the aggregate amount of all the Revolving Commitments at such time. At any time after the Revolving Commitments shall have terminated, the term "REVOLVING CREDIT PERCENTAGE" shall refer to a Revolving Lender's Revolving Credit Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(c).

     "REVOLVING CREDIT PERIOD" means the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

     "REVOLVING CREDIT TERMINATION DATE" means June 30, 2003 or, if such date is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Revolving Credit Termination Date shall be the immediately preceding Euro-Dollar Business Day.

     "REVOLVING LENDER" means each Lender identified in the Commitment Schedule as having a Revolving Commitment and each Assignee which acquires a Revolving Commitment and/or Revolving Loans pursuant to Section 9.06(c), and their respective successors.

     "REVOLVING LOAN" means a loan made by a Revolving Lender pursuant to
Section 2.01(e).

     "REVOLVING OUTSTANDINGS" means, at any time as to any Revolving Lender, the sum of (i) the aggregate principal amount of such Lender's Revolving Loans plus
(ii) such Lender's Letter of Credit Liabilities plus (iii) such Lender's Revolving Credit Percentage of the aggregate outstanding principal amount of Swing Loans.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its business of rating debt securities.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIZATION TRANSACTION" means any transaction in which the Borrower or any Subsidiary sells or otherwise transfers an interest in accounts receivable
(i) to one or more third party purchasers or (ii) to a special purpose entity that borrows against such accounts receivable or sells such accounts receivable to one or more third party purchasers, but only to the extent that amounts received in connection with the sale or other transfer of such accounts receivable would not under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower.

     "SENIOR DEBT RATING" means a rating of the Borrower's senior long-term debt which is not secured or supported by a guarantee (other than a guarantee issued pursuant to Section 5.10(e)), letter of credit or other form of credit enhancement; provided that if a Senior Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Senior Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system; and provided further that the Senior Debt Rating in effect on any date is that in effect at the close of business on such date.

     "SIGNIFICANT SUBSIDIARY" means, at any date, any Subsidiary having consolidated assets equal to or greater than 5% of the consolidated assets of the Borrower and its Consolidated Subsidiaries at such time; provided that neither POSM nor any Subsidiary whose only significant assets are partnership interests in POSM shall be a Significant Subsidiary for purposes of the definition of "Subsidiary Guarantors" or Section 4.09.

     "STOP ISSUANCE NOTICE" has the meaning set forth in Section 2.18.

     "SUBSIDIARY" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, "SUBSIDIARY" (i) means a Subsidiary of the Borrower and
(ii) does not, except where otherwise specifically indicated, include any Borrower Joint Venture.

     "SUBSIDIARY GUARANTEE" means the Subsidiary Guarantee dated as of the Closing Date from each Subsidiary Guarantor in favor of the Administrative Agent, substantially in the form of Exhibit D, as amended from time to time.

     "SUBSIDIARY GUARANTORS" means Acquisition Sub, ARCO Chemical and each other Significant Subsidiary of the Borrower (excluding any Borrower Joint Venture, any JV Subsidiary and any Foreign Subsidiary) on the Closing Date, after giving effect to the Offer, and any other Person that becomes a party to the Subsidiary Guarantee pursuant to Section 5.19, and "SUBSIDIARY GUARANTOR" means any one of them.

     "SWING CREDIT PERIOD" means the period from and including the first Domestic Business Day after the Closing Date to but not including the Swing Loan Termination Date.

     "SWING LOAN" means a Loan made by the Swing Loan Lender pursuant to Section 2.17.

     "SWING LOAN COMMITMENT" means $20,000,000 or, if less, the aggregate amount of the Revolving Commitments.

     "SWING LOAN LENDER" means Morgan Guaranty Trust Company of New York, in its capacity as the Swing Loan Lender under the swing loan facility described in
Section 2.17.

     "SWING LOAN TERMINATION DATE" means the tenth Euro-Dollar Business Day prior to the Revolving Credit Termination Date.

     "SYNDICATION AGENT" means DLJ Capital Funding, Inc. in its capacity as syndication agent in respect of the Loan Documents.

     "TAXES" has the meaning set forth in Section 8.04(a).

     "TEMPORARY CASH INVESTMENT" means any Investment in (i) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by S&P and P-1 by Moody's, (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, or (v) in the case of Investments made by a Foreign Subsidiary, substantially similar investments denominated in foreign currencies, provided in each case that such Investment matures within one year after it is acquired by the Borrower or a Subsidiary.

     "TERM COMMITMENTS" means the Term Loan-A Commitments, the Term Loan-B Commitments, the Term Loan-C Commitments and the Term Loan-D Commitments, and "TERM COMMITMENT" means any of them as the context may require.

     "TERM LENDERS" means the Term Loan-A Lenders, the Term Loan-B Lenders, the Term Loan-C Lenders and the Term Loan-D Lenders, and "TERM LENDER" means any of them, as the context may require.

     "TERM LOANS" means the Term Loans-A, the Term Loans-B, the Term Loans-C and the Term Loans-D, and "TERM LOAN" means any of them, as the context may require.

     "TERM LOAN-A" means a loan made by a Term Loan-A Lender pursuant to Section 2.01(a).

     "TERM LOAN-A COMMITMENT" means,

     (i) with respect to each Term Loan-A Lender listed on the signature pages hereof, the amount set forth opposite the name of such Lender under the heading "Term Loan-A Commitment" in the Commitment Schedule, and

     (ii) with respect to each Assignee which becomes a Term Loan-A Lender pursuant to Section 9.06(c), the amount of the Term Loan-A Commitment thereby assumed by it,

          in each case as such amount may be reduced from time to time pursuant to Section 2.08 or increased or reduced by reason of an assignment to or by such Lender in accordance with Section 9.06(c).

     "TERM LOAN-A LENDER" means each Lender identified in the Commitment Schedule as having a Term Loan-A Commitment and each Assignee which acquires a Term Loan-A Commitment and/or any Term Loan-A pursuant to Section 9.06(c), and their respective successors.

     "TERM LOAN-B" means a loan made by a Term Loan-B Lender pursuant to Section 2.01(b).

     "TERM LOAN-B COMMITMENT" means,

     (i) with respect to each Term Loan-B Lender listed on the signature pages hereof, the amount set forth opposite the name of such Lender under the heading "Term Loan-B Commitment" in the Commitment Schedule, and

     (ii) with respect to each Assignee which becomes a Term Loan-B Lender pursuant to Section 9.06(c), the amount of the Term Loan-B Commitment thereby assumed by it,

in each case as such amount may be reduced from time to time pursuant to Section
2.08 or increased or reduced by reason of an assignment to or by such Lender in accordance with Section 9.06(c).

     "TERM LOAN-B LENDER" means each Lender identified in the Commitment Schedule as having a Term Loan-B Commitment and each Assignee which acquires a Term Loan-B Commitment and/or any Term Loan-B pursuant to Section 9.06(c), and their respective successors.

     "TERM LOAN-C" means a loan made by a Term Loan-C Lender pursuant to Section 2.01(c).

     "TERM LOAN-C COMMITMENT" means,

     (i) with respect to each Term Loan-C Lender listed on the signature pages hereof, the amount set forth opposite the name of such Lender under the heading "Term Loan-C Commitment" in the Commitment Schedule, and

     (ii) with respect to each Assignee which becomes a Term Loan-C Lender pursuant to Section 9.06(c), the amount of the Term Loan-C Commitment thereby assumed by it,

in each case as such amount may be reduced from time to time pursuant to Section
2.08 or increased or reduced by reason of an assignment to or by such Lender in accordance with Section 9.06(c).

     "TERM LOAN-C LENDER" means each Lender identified in the Commitment Schedule as having a Term Loan-C Commitment and each Assignee which acquires a Term Loan-C Commitment and/or any Term Loan-C pursuant to Section 9.06(c), and their respective successors.

     "TERM LOAN-D" means a loan made by a Term Loan-D Lender pursuant to Section 2.01(d).

     "TERM LOAN-D COMMITMENT" means,

     (i) with respect to each Term Loan-D Lender listed on the signature pages hereof, the amount set forth opposite the name of such Lender under the heading "Term Loan-D Commitment" in the Commitment Schedule, and

     (ii) with respect to each Assignee which becomes a Term Loan-D Lender pursuant to Section 9.06(c), the amount of the Term Loan-D Commitment thereby assumed by it,

in each case as such amount may be reduced from time to time pursuant to Section
2.08 or increased or reduced by reason of an assignment to or by such Lender in accordance with Section 9.06(c).

     "TERM LOAN-D LENDER" means each Lender identified in the Commitment Schedule as having a Term Loan-D Commitment and each Assignee which acquires a Term Loan-D Commitment and/or any Term Loan-D pursuant to Section 9.06(c), and their respective successors.

     "TYPE" has the meaning set forth in Section 1.03.

     "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "UNITED STATES" means the United States of America.

     "VOTING AGREEMENT" means the Tender and Voting Agreement dated as of June 18, 1998 between the Borrower and Atlantic Richfield Company, a Delaware corporation.

     "WORKING CAPITAL FACILITY" means a committed or uncommitted revolving credit facility entered into by the Borrower or a Subsidiary to obtain working capital financing in the ordinary course of business.

     Section 1.2.  Accounting Terms and Determinations.   (a) Unless otherwise
specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose), then such provision shall be applied on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

       (b) Calculations with respect to the Non-JV Group shall be made on a basis consolidating the members of the Non-JV Group in accordance with GAAP, except that there shall be excluded any amounts of income attributable to any Borrower Joint Venture or JV Subsidiary, whether or not such amount was or was available to be distributed to a member of the Non-JV Group during any relevant period.

       (c) Determinations of Adjusted EBITDA in respect of any period of four consecutive Fiscal Quarters beginning before and ending after the Closing Date shall be made on a pro forma basis as if the Acquisition had been consummated on the first day of such period. Such pro forma calculation shall reflect the benefit of anticipated expense reductions and similar synergies in an annualized amount of $75,000,000 (or such greater amount as may actually be realized). In the event of any future material acquisition or disposition of assets by the Borrower and its Consolidated Subsidiaries (other than the Acquisition), determinations of Adjusted EBITDA shall similarly be made on a pro forma basis, reflecting the benefit of such anticipated expense reductions and similar synergies as such reductions and synergies could properly be reflected in pro forma financial statements included in a registration statement filed under the Securities Act of 1933, as amended.

     Section 1.3. Classes and Types of Loans and Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Class and Type (subject to Article 8) and, in the case of Euro-Dollar Loans, have the same initial Interest Period. Loans hereunder are distinguished by "Class" and by "Type". The "Class" of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to the determination whether such Loan is a Term Loan-A, Term Loan-B, Term Loan-C, Term Loan-D, Revolving Loan or Swing Loan, each of which constitutes a Class. The "Type" of a Loan refers to the determination whether such Loan is a Euro-Dollar Loan or a Base Rate Loan, each of which constitutes a "Type". Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a "Euro-Dollar Term Loan-A") indicates that such Loan is both a Term Loan-A and a Euro-Dollar Loan (or that such Borrowing is comprised of such Loans).

     Section 1.4. Other Definitional Provisions. References in this Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.01 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. "Include" or "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively.


                                   ARTICLE 2

                                  The Credits

     Section 2.1. Commitments to Lend. (a) Term Loan-A Facility. On the Closing Date each Term Loan-A Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan-A to the Borrower in a principal amount not to exceed the amount of its Term Loan-A Commitment. The Term Loan-A Commitments are not revolving in nature, and amounts repaid or prepaid pursuant to Section 2.04 or Section 2.09 shall not be reborrowed.

       (b) Term Loan-B Facility. On the Closing Date each Term Loan-B Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan-B to the Borrower in a principal amount not to exceed the amount of its Term Loan-B Commitment. The Term Loan-B Commitments are not revolving in nature, and amounts repaid or prepaid pursuant to Section 2.04 or
Section 2.09 shall not be reborrowed.

       (c) Term Loan-C Facility. On the Closing Date each Term Loan-C Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan-C to the Borrower in a principal amount not to exceed the amount of its Term Loan-C Commitment. The Term Loan-C Commitments are not revolving in nature, and amounts repaid or prepaid pursuant to Section 2.04 or
Section 2.09 shall not be reborrowed.

       (d) Term Loan-D Facility. On the Closing Date each Term Loan-D Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan-D to the Borrower in a principal amount not to exceed the amount of its Term Loan-D Commitment. The Term Loan-D Commitments are not revolving in nature, and amounts repaid or prepaid pursuant to Section 2.04 or
Section 2.09 shall not be reborrowed.

       (e) Revolving Credit Facility. During the Revolving Credit Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower from time to time in an aggregate amount such that, after giving effect to such Loans, the Revolving Outstandings of such Lender do not exceed the amount of its Revolving Commitment. Each Revolving Borrowing shall be in the aggregate principal amount of $20,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments). Within the limits specified in this Agreement, the Borrower may borrow under this Section 2.01(e), prepay Revolving Loans to the extent permitted by Section
2.09 and reborrow at any time during the Revolving Credit Period pursuant to this Section 2.01(e).

       (f) Borrowings Ratable. Each Borrowing shall be made from the several Lenders ratably in proportion to their respective Commitments of the relevant Class.

     Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a "NOTICE OF BORROWING") not later than 11:30 A.M. (New York City time) (i) on the date of each Base Rate Borrowing and (ii) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

            (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

            (b)  the aggregate amount of such Borrowing;

            (c)  the Class and initial Type of Loans comprising such Borrowing;
     and

            (d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     Section 2.03. Notice to Lenders; Funding of Loans. (a) Promptly after receiving a Notice of Borrowing, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender's share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

       (b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Lender participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section

9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

       (c) Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with
Section 2.03(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable to such Borrowing pursuant to Section 2.05 and (ii) if such amount is repaid by such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, the Borrower shall not be required to repay such amount and the amount so repaid by such Lender shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement.

     Section 2.04.  Maturity of Loans; Mandatory Prepayments.

       (a) Each Loan of each Class shall mature, and the outstanding principal amount thereof shall be due and payable (together with interest accrued thereon), on the Maturity Date for such Class of Loans.

       (b) Term Loan-A Scheduled Amortization. In addition, on each date set forth below, the Borrower shall repay, and there shall become due and payable, an aggregate principal amount of the Term Loans-A equal to the amount set forth below opposite such date (as such amount may be reduced pursuant to Section 2.04(d) and Section 2.09):

        DATE                        AMOUNT
        ----                        ------
September 30, 1998                         --
December 31, 1998                          --
March 31, 1999                   $ 50,000,000
June 30, 1999                    $114,500,000
September 30, 1999               $114,500,000

December 31, 1999                $114,500,000
March 31, 2000                   $114,500,000
June 30, 2000                    $114,500,000
September 30, 2000               $114,500,000
December 31, 2000                $114,500,000
March 31, 2001                   $114,500,000
June 30, 2001                    $114,500,000
September 30, 2001               $114,500,000
December 31, 2001                $114,500,000
March 31, 2002                   $114,500,000
June 30, 2002                    $114,500,000
September 30, 2002               $114,500,000
December 31, 2002                $114,500,000
March 31, 2003                   $114,500,000
June 30, 2003                    $118,000,000

       (c) Term Loan-B Scheduled Amortization. In addition, on each date set forth below, the Borrower shall repay, and there shall become due and payable, an aggregate principal amount of the Term Loans-B equal to the amount set forth below opposite such date (as such amount may be reduced pursuant to Section 2.04(d) and Section 2.09):

         DATE                         AMOUNT
         ----                         ------
September 30, 1998                          --
December 31, 1998                           --
March 31, 1999                    $  2,500,000
June 30, 1999                     $  2,500,000
September 30, 1999                $  2,500,000
December 31, 1999                 $  2,500,000
March 31, 2000                    $  2,500,000
June 30, 2000                     $  2,500,000
September 30, 2000                $  2,500,000
December 31, 2000                 $  2,500,000
March 31, 2001                    $  2,500,000
June 30, 2001                     $  2,500,000
September 30, 2001                $  2,500,000
December 31, 2001                 $  2,500,000
March 31, 2002                    $  2,500,000
June 30, 2002                     $  2,500,000
September 30, 2002                $  2,500,000
December 31, 2002                 $  2,500,000
March 31, 2003                    $  2,500,000
June 30, 2003                     $  2,500,000
September 30, 2003                $100,000,000

December 31, 2003                 $120,000,000
March 31, 2004                    $120,000,000
June 30, 2004                     $120,000,000
September 30, 2004                $120,000,000
December 31, 2004                 $125,000,000
March 31, 2005                    $250,000,000
June 30, 2005                     $250,000,000


       (d) Prepayment and Reduction. In addition, at any time prior to the Mandatory Prepayment Release Date, the Borrower shall, subject to subsection (g) of this Section, prepay Term Loans as follows:

            (i) Subject to subsection (f) of this Section, upon the receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds in respect of any Reduction Event, the Borrower shall prepay the Term Loans in an amount equal to such Net Cash Proceeds; provided that if the Net Cash Proceeds in respect of any Reduction Event are less than $10,000,000, no such prepayment shall be required until the amount of such Net Cash Proceeds, together with the amount of all other Net Cash Proceeds in respect of which no prepayment under this subsection (d)(i) shall have theretofore been made, are equal to at least $10,000,000. The Borrower shall give the Administrative Agent at least five Euro-Dollar Business Days' notice of each prepayment required to be made pursuant to this subsection (d)(i).

            (ii) On the 100th day following the last day of each Fiscal Year, beginning with the Fiscal Year ending December 31, 1998, the Borrower shall prepay the Term Loans in an amount equal to the Excess Cash Flow Prepayment Amount for such Fiscal Year (or, in the case of the Fiscal Year ending December 31, 1998, for the period from October 1, 1998 through December 31,
     1998).

       (e) Application of Prepayments and Repayments. (i) The prepayments required pursuant to subsection (d) of this Section shall be applied as follows:

                  (A) in the case of prepayments required pursuant to subsection (d)(i) of this Section in respect of any Debt Incurrence or Equity Issuance or in respect of the LCR Recapitalization, first, the Borrower shall prepay the Term Loans-C, until all Term Loans-C have been paid in full, second, the Borrower shall prepay the Term Loans-D, until all Term Loans-D have been paid in full and, third, the Borrower shall prepay the Term Loans-A and (subject to subsection (f) of this Section) the Term Loans-B, ratably, until all Term Loans-A and Term Loans-B have been paid in full; and

                  (B) in the case of prepayments required pursuant to subsection (d)(i) of this Section in respect of any Asset Sale or receipt of Major Casualty Proceeds, or pursuant to subsection (d)(ii) of this Section, first, the Borrower shall prepay the Term Loans-A and (subject to subsection (f) of this Section) the Terms Loans-B, ratably, until all Term Loans-A and Term Loans-B have been paid in full, second, the Borrower shall prepay the Term Loans-C, until all Term Loans-C have been paid in full and, third, the Borrower shall prepay the Term Loans-D, until all Term Loans-D have been paid in full.

            (ii) Each prepayment of any Class of Term Loans shall be applied ratably to the respective Term Loans of such Class of all Term Loan Lenders, subject to subsection (f) of this Section.

            (iii) The amount of any prepayments of Term Loans-A pursuant to subsection (d) of this Section shall be applied to reduce pro rata the amount of the subsequent scheduled prepayments of the Term Loans-A required pursuant to subsection (a) of this Section.

            (iv) The amount of any prepayments of Term Loans-B pursuant to subsection (d) of this Section shall be applied to reduce pro rata the amount of the subsequent scheduled prepayments of the Term Loans-B required pursuant to subsection (b) of this Section.

            (v) Each payment of principal of the Term Loans of any Class shall be made together with interest accrued and unpaid on the amount repaid to the date of payment.

            (vi) Each payment of the Term Loans of any Class shall be applied to such Group or Groups of Term Loans of any Class as the Borrower may designate (or, failing such designation, as determined by the Administrative Agent).

     (f)  Option of Term Loan-B Lenders Not to Accept Mandatory Prepayments.
(i) At least five Euro-Dollar Business Days prior to any date (an "UNSCHEDULED PREPAYMENT DATE") on which any prepayment of the Term Loans-B (a "TERM LOAN-B UNSCHEDULED PREPAYMENT") would, but for the provisions of this subsection (f), otherwise be required pursuant to subsection (d) of this Section, the Borrower shall deliver a notice conforming to the requirements of subsection (f)(ii) (a "TERM LOAN-B PREPAYMENT NOTICE") to the Administrative Agent. Upon receipt of any Term Loan-B Prepayment Notice, the Administrative Agent shall promptly notify each Term Loan-B Lender of the contents thereof, and such Term Loan-B Unscheduled Prepayment shall not occur on such Unscheduled Payment Date but shall instead be deferred as hereinafter provided in this subsection (f).

            (ii) Each Term Loan-B Prepayment Notice shall be in writing, shall refer to this Section and shall (w) set forth the amount of the Term Loan-B Unscheduled Prepayment and the prepayment that the applicable Term Loan-B Lender will be entitled to receive if it accepts prepayment of its Term Loans-B in accordance with this subsection, (x) contain an offer to prepay on a specified date (each such date, a "DEFERRED TERM LOAN-B UNSCHEDULED PREPAYMENT DATE"), which shall be the tenth Euro-Dollar Business Day after the date of such Term Loan-B Prepayment Notice, the Term Loans-B of such Term Loan-B Lender by an aggregate principal amount equal to such Term Loan-B Lender's ratable share of such Term Loan-B Unscheduled Prepayment (determined by reference to the outstanding principal amount of such Lender's Term Loan-B as a proportion of the aggregate outstanding principal amount of the Term Loans-B of all of the Term Loan-B Lenders), (y) request such Term Loan-B Lender to notify the Borrower and the Administrative Agent in writing, no later than the third Euro-Dollar Business Day prior to the Deferred Term Loan-B Unscheduled Prepayment Date, of such Term Loan-B Lender's acceptance or rejection (in each case, in whole and not in part) of such offer of prepayment and (z) inform such Term Loan-B Lender that the failure by such Term Loan-B Lender to reject such offer in writing on or before the fifth day prior to such Deferred Term Loan-B Unscheduled Prepayment Date shall be deemed an acceptance of such prepayment offer. Each Term Loan-B Prepayment Notice shall be given by telecopy, confirmed hand delivery or overnight courier service, in each case addressed to the Administrative Agent and each Term Loan-B Lender as provided in Section 9.01.

            (iii) Subject to subsection (g) of this Section, on each Deferred Term Loan-B Unscheduled Prepayment Date, the Borrower shall pay to the Administrative Agent an amount equal to the amount that would have been payable by the Borrower pursuant to subsection (d) of this Section on the related Unscheduled Prepayment Date but for the provisions of this subsection (f). Of such amount, the Administrative Agent shall apply to the prepayment of the outstanding Term Loans-B of each of the Term Loan-B Lenders that shall have accepted (or been deemed to have accepted) prepayment (each, an "ACCEPTING TERM LOAN-B LENDER") its ratable share (allocated pro rata among all Term Loan-B Lenders) of the amount so paid by the Borrower, and shall apply the balance of the amount so paid by the Borrower to the ratable prepayment of the then outstanding Term Loans-A and the then outstanding Term Loans-B of the Accepting Term Loan-B Lenders.

       (g) Deferred Payment. If subsection (d) or (f) of this Section (or the proviso to Section 2.09(a)) would otherwise require prepayment of Euro-Dollar Loans or portions thereof prior to the last day of the then current Interest Period therefor, each such prepayment may, if the Borrower so elects and unless the Administrative Agent otherwise notifies the Borrower upon the instructions of the Required Lenders, be deferred to such last day of the related Interest Period. The Borrower shall use reasonable efforts to minimize any deferrals of payments pursuant to this subsection.

     Section 2.05. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Margin and the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate for such day.

       (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     The "LONDON INTERBANK OFFERED RATE" applicable to any Interest Period means the rate appearing on the Bloomberg Screen British Banker's LIBOR fixing, at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LONDON INTERBANK OFFERED RATE" applicable to such Interest Period shall be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Lenders in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Lender to which such Interest Period is to apply and for a period of time comparable to such Interest Period. If any Reference Lender does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Lender or Lenders or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

       (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of the Applicable Margin for such day plus the London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the sum of the Applicable Margin for such day plus a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Lenders are offered to such Reference Lender in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause 8.01(a) or 8.01(b) shall exist, at a rate per annum equal to the rate applicable to overdue Base Rate Loans of such Class for such day).

       (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

       (e) Each Reference Lender agrees to use its best efforts to furnish quotations to the Administrative Agent if and when contemplated by this Section.

     Section 2.06. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Term Loans or Revolving Loans (subject to subsection (d) and the provisions of Article 8), as follows:

            (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

            (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.11 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "NOTICE OF INTEREST RATE ELECTION") to the Administrative Agent not later than 11:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $20,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

       (b)  Each Notice of Interest Rate Election shall specify:

            (i) the Group of Loans (or portion thereof) to which such notice applies;

            (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

            (iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

            (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

       (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

       (d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if
(i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $20,000,000 or (ii) a Default shall exist when the Borrower delivers notice of such election to the Administrative Agent.

       (e) If any Loan is converted to a different Type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

     Section 2.07. Fees. (a) During the Revolving Credit Period, the Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders ratably in proportion to their Revolving Commitments commitment fees at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily amount by which the aggregate amount of the Revolving Commitments exceeds the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the aggregate Letter of Credit Liabilities. Such commitment fee shall accrue from and including the Closing Date to but excluding the date of termination of the Revolving Commitments in their entirety.

       (b) The Borrower shall pay to the Administrative Agent (i) for the account of the Revolving Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Applicable Margin for Revolving Euro-Dollar Loans for such day and (ii) for the account of each Issuing Bank a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at a rate per annum mutually agreed between the Borrower and such Issuing Bank from time to time.

       (c) Accrued commitment and letter of credit fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and on the date of termination of the Revolving Commitments in their entirety.

     Section 2.08. Termination or Reduction of Commitments. (a) The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, (i) terminate the Commitments of any Class at any time, if no Loans of such Class (and, in the case of the Revolving Commitments, no Letter of Credit Liabilities and no Swing Loans) are outstanding at such time (after giving effect to any mandatory or optional prepayments to be made at such time) or (ii) ratably reduce from time to time by an aggregate amount of $20,000,000 or any larger multiple of $1,000,000 the aggregate amount of the Commitments of any Class in excess of the aggregate outstanding principal amount of the Loans of such Class (and, in the case of the Revolving

Commitments, the aggregate principal amount of the Letter of Credit Liabilities and Swing Loans). Promptly after receiving a notice of a termination or reduction of Commitments, the Administrative Agent shall notify each Lender of each relevant Class of the contents thereof, and such notice shall not thereafter be revocable by the Borrower.

       (b) The Term Commitments shall terminate in their entirety on the close of business (New York City time) on the Closing Date.

       (c) Unless previously terminated, the Revolving Commitments shall terminate in their entirety on the Revolving Credit Termination Date.

       (d) The Swing Loan Commitment shall terminate in its entirety on the earlier of the Swing Loan Termination Date or the date on which the Revolving Commitments terminate in their entirety.

     Section 2.09. Optional Prepayments. (a) Subject in the case of Euro-Dollar Loans to Section 2.11, the Borrower may (i) upon at least one Domestic Business Day's notice to the Administrative Agent, prepay any Group of Base Rate Loans of any Class or (ii) upon at least three Euro-Dollar Business Days' notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans of any Class, in each case in whole at any time, or from time to time in part in amounts aggregating $20,000,000 or any larger multiple of $1,000,000 by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans; provided that any prepayment of Term Loans-A or Term Loans-B pursuant to this
Section 2.09 shall be applied ratably to the outstanding Term Loans of both such Classes.

       (b) Promptly after receiving a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender's ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

       (c) The amount of any prepayment of Term Loans-A or Term Loans-B pursuant to this Section shall be applied, first, to the next scheduled payment in respect of the relevant Class pursuant to Section 2.04(b) or (c), to the extent necessary to reduce such next scheduled payment to zero, and, second, pro rata to all subsequent scheduled payments in respect of the relevant Class pursuant to Section 2.04(b) or (c).

     Section 2.10. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans, of Letter of

Credit Liabilities or interest thereon or of fees hereunder not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans, of Letter of Credit Liabilities or interest thereon or of fees hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

       (b) Unless the Borrower notifies the Administrative Agent before the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

     Section 2.11. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Euro-Dollar Loan is converted to a Base Rate Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.05(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Lender in accordance with Section 2.02(a), 2.06(c), 2.09(b), or 2.17, the Borrower shall reimburse each Lender requesting such reimbursement within 15 days after demand for any resulting loss or expense incurred by it (or by a Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     Section 2.12. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.13. Notes. (a) If a Lender so requests in writing, the Borrower's obligation to repay the Loans of such Lender shall be evidenced by a single Note payable to the order of such Lender for the account of its Applicable Lending Office.

       (b) Each Lender may, by notice to the Borrower and the Administrative Agent, request that the Borrower's obligation to repay such Lender's Loans of a particular Type or Class be evidenced by a separate Note. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it relates solely to Loans of the relevant Type or Class. Each reference in this Agreement to the "Note" of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

       (c) Promptly after it receives any Lender's Note pursuant to Section 3.01(b), the Administrative Agent shall forward such Note to such Lender. Each Lender shall record the date, amount, Class and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that a Lender's failure to make (or any error in making) any such recordation or endorsement shall not affect the Borrower's obligations hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

     Section 2.14. Registry. The Administrative Agent shall maintain a register (the "REGISTER") on which it will record the name and Commitments of each Lender, each Loan made by such Lender and each repayment of any Loan made by such Lender. With respect to any Lender, the assignment or other transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made and Note issued pursuant to this Agreement shall not be effective until such assignment or other transfer is recorded on the Register and otherwise complies with Section 9.06(c). The registration of assignment or other transfer of all or part of any Commitments, Loans and Notes for a Lender shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement referred to in Section 9.06(c). The Register shall be available at the offices where kept by the Administrative Agent for inspection by the Borrower and any Lender at any reasonable time upon reasonable prior notice to the Administrative Agent. Each Lender shall record on its internal records (including computerized systems) the foregoing information as to its own Commitments and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect the obligations of any Obligor under the Loan Documents.

     Section 2.15.  Regulation D Compensation.    If and so long as a reserve
requirement of the type described in the definition of "Euro-Dollar Reserve Percentage" is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Lender subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Lender's Euro-Dollar Loans, additional interest on such Euro-Dollar Loan at a rate per annum determined by such Lender up to but not exceeding the excess of
(i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Lender wishing to require payment of such additional interest
(x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days before each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section. It is understood that (x) no additional interest is payable under this Section in respect of Euro-Dollar Loans not paid when due and (y) amounts claimed by any Lender under this Section shall be based on an assumed level of reserves maintained by it which is consistent with such Lender's good faith estimate of the actual level at which the related reserves are required to be maintained by it over time.

     Section 2.16.  Letters of Credit.

       (a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, and so long as no Stop Issuance Notice is in effect, each Issuing Bank agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of the Borrower; provided that, immediately after each Letter of Credit is issued (i) the aggregate amount of the

Revolving Outstandings shall not exceed the aggregate amount of the Revolving Commitments and (iii) the aggregate amount of the Letter of Credit Liabilities shall not exceed $100,000,000. Upon the date of issuance by an Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Revolving Commitment bears to the aggregate Revolving Commitments.

       (b)  Method for Issuance; Terms; Extensions.

            (i) The Borrower shall give the Issuing Bank notice at least five Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Bank in its discretion) prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a "NOTICE OF ISSUANCE"). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Revolving Lender of the contents thereof and of the amount of such Lender's participation in such Letter of Credit.

            (ii) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested. The Borrower shall also pay to the Issuing Bank for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Bank.

            (iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term of more than one year;

     provided that a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank; provided further that no Letter of Credit shall have a term extending or be so extendible beyond the Letter of Credit Termination Date.

       (c)  Payments; Reimbursement Obligations.

            (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Revolving Lender as to the amount to be paid as a result of such demand or drawing and the payment date. The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind.

            (ii) All such amounts paid by the Issuing Bank and remaining unpaid by the Borrower (a "REIMBURSEMENT OBLIGATION") shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not less than one Domestic Business Day's prior notice, convert automatically to Revolving Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 11:30 A.M. (New York City time) on such date requesting each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Base Rate Loan, in an amount equal to such Revolving Lender's Revolving Credit Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Revolving Lender shall make such Loan available to the Administrative Agent at its address specified in or pursuant to Section 9.01 in immediately available funds, not later than 1:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Revolving Loans to the Issuing Bank, which shall immediately apply such proceeds to repay the Reimbursement Obligation. All amounts not so repaid shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the rate applicable to Revolving Base Rate Loans for such day.

            (iii) To the extent the Reimbursement Obligation is not refunded by a Revolving Lender pursuant to clause (ii) above, such Revolving

     Lender will pay to the Administrative Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank's demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Revolving Lender's ratable share of such Reimbursement Obligation (in proportion to its participation therein), together with interest on such amount for each day from the date of the Issuing Bank's demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Bank will pay to each Revolving Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Revolving Lender has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Bank is required to be returned, such Revolving Lender will return to the Issuing Bank any portion thereof previously distributed to it by the Issuing Bank.

       (d) Obligations Absolute. The obligations of the Borrower and each Revolving Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

            (i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

            (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

            (iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

            (iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

            (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

            (vi) any other act or omission to act or delay of any kind by any Lender (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vi), constitute a legal or equitable discharge of or defense to the Borrower's or the Lender's obligations hereunder.

       (e)   Indemnification; Expenses.

            (i) Borrower hereby indemnifies and holds harmless each Revolving Lender (including each Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.16.

            (ii) None of the Revolving Lenders (including an Issuing Bank) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that the Borrower shall not be required to indemnify any Lender, or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person; and provided further that, notwithstanding Section 2.16(d), the Borrower and each Lender shall have a claim for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the Issuing Bank in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit.

            (iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

     To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Revolving Lenders agree to do so ratably in accordance with their Revolving Commitments.

     Section 2.17. Swing Loans. (a) Swing Loan Commitment. During the Swing Credit Period, so long as no Stop Issuance Notice is in effect, the Swing Loan Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Loans to the Borrower pursuant to this subsection from time to time in amounts such that at any time (i) the aggregate principal amount of Swing Loans outstanding at such time does not exceed the Swing Loan Commitment and (ii) the aggregate amount of Revolving Outstandings at such time does not exceed the aggregate amount of the Revolving Commitments at such time. Each Borrowing under this Section shall be in a principal amount of $1,000,000 or any larger multiple of $500,000 (except that any such Borrowing may be in the amount of the Swing Loan Commitment available in accordance with the immediately preceding sentence). Within the foregoing limits, the Borrower may borrow under this subsection, prepay Swing Loans and reborrow at any time during the Swing Credit Period under this subsection.

       (b) Swing Loan Borrowing Procedure. The Borrower shall give the Swing Loan Lender notice (a "NOTICE OF SWING LOAN BORROWING"), not later than 12:00 Noon (New York City time) on the date of each Swing Loan Borrowing, specifying the amount and the date of such Borrowing, which shall be a Euro-Dollar Business Day. Not later than 2:00 P.M. (New York City time) on the date of each Swing Loan Borrowing, the Swing Loan Lender shall, unless it determines that any applicable condition specified in Article 3 has not been satisfied, make available the amount of such Swing Loan Borrowing, in Federal or other funds immediately available in New York City, to the Borrower at the Swing Loan Lender's address specified in or pursuant to Section 9.01.

       (c) Interest. Each Swing Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Revolving Euro-Dollar Loans for such day plus the New York Interbank Offered Rate applicable to such Interest Period. Interest for each Interest Period shall be payable on the last day thereof. Any overdue principal of or interest on any Swing Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of the Applicable Margin for Revolving Base Rate Loans for such day plus the Base Rate for such day.

     The "NEW YORK INTERBANK OFFERED RATE" applicable to any Interest Period means the rate per annum at which deposits in dollars are offered to the Swing Loan Lender in the New York interbank market at approximately 12:00 Noon (New York City time) on the first day of such Interest Period in an amount approximately equal to the principal amount of the Swing Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

       (d) Optional Prepayment. The Borrower may prepay the Swing Loans in whole at any time, or from time to time in part in a principal amount of at least $1,000,000, by giving notice of such prepayment to the Swing Loan Lender not later than 1:00 P.M. (New York City time) on the date of prepayment and paying the principal amount to be prepaid, together with accrued interest thereon to the date of prepayment, to the Swing Loan Lender.

       (e) Mandatory Prepayment. On the date of each Revolving Borrowing pursuant to Section 2.01, the Administrative Agent shall apply the proceeds thereof to prepay all Swing Loans then outstanding, together with interest accrued thereon to the date of prepayment.

       (f)  Payments.  All payments to the Swing Loan Lender under this Section
2.17 shall be made to it at its address specified in or pursuant to Section 9.01, in Federal or other funds immediately available in New York City, not later than 2:00 P.M. (New York City time) on the date of payment.

       (g) Refunding Unpaid Swing Loans. If (x) the Swing Loans are not paid in full on their Maturity Date or (y) the Swing Loans become immediately due and payable pursuant to Article 6, the Administrative Agent shall (if requested to do so by the Swing Loan Lender), by notice to the Revolving Lenders (including the Swing Loan Lender, in its capacity as a Revolving Lender), require each Revolving Lender to pay to the Administrative Agent for the account of the Swing Loan Lender an amount equal to such Revolving Lender's Revolving Credit Percentage of the aggregate unpaid principal amount of the Swing Loans then outstanding. Such notice shall specify the date on which such payments are to be made, which shall be the first Domestic Business Day after such notice is given. Not later than 12:00 Noon (New York City time) on the date so specified, each Revolving Lender shall pay the amount so notified to it to the Administrative Agent at its address specified in or pursuant to Section 9.01, in Federal or other funds immediately available in New York City. Promptly upon receipt thereof, the Administrative Agent shall remit such amounts to the Swing Loan Lender. The amount so paid by each Revolving Lender shall constitute a Revolving Base Rate Loan to the Borrower and shall be applied by the Swing Loan Lender to repay the outstanding Swing Loans.

       (h) Purchase of Participations in Swing Loans. If at the time Revolving Loans would have otherwise been made pursuant to Section 2.17(g), one of the events described in Section 6.01(h) or 6.01(i) with respect to the Borrower shall have occurred and be continuing or the Revolving Commitments shall have terminated, each Revolving Lender shall, on the date such Revolving Loans would have been made pursuant to the notice referred to in Section 2.17(g) (the "REFUNDING DATE"), purchase an undivided participating interest in the relevant Swing Loan in an amount equal to such Revolving Lender's Revolving Credit Percentage of the principal amount of such Swing Loan. On the Refunding Date, each Revolving Lender shall transfer to the Swing Loan Lender, in immediately available funds, such amount.

       (i) Payments on Participated Swing Loans. Whenever, at any time after the Swing Loan Lender has received from any Revolving Lender such Revolving Lender's payment pursuant to Section 2.17(h), the Swing Loan Lender receives any payment on account of the Swing Loan in which the Revolving Lenders have purchased participations pursuant to Section 2.17(h), the Swing Loan Lender will promptly distribute to each such Revolving Lender its ratable share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's participating interest was outstanding and funded); provided that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Lender will return to the Swing Loan Lender any portion thereof previously distributed to it by the Swing Loan Lender.

       (j) Obligations to Refund or Purchase Participations in Swing Loans Absolute. Each Revolving Lender's obligation to transfer the amount of a Revolving Loan to the Swing Loan Lender as provided in Section 2.17(g) or to purchase a participating interest pursuant to Section 2.17(h) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender, the Borrower or any other Person may have against the Swing Loan Lender or any other Person, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction of any Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement by the Borrower, any other Lender or any other Person or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     Section 2.18. Stop Issuance Notice. If the Required Banks determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Revolving Borrowing at such time, then the Required Banks may request that the Administrative Agent issue a "STOP ISSUANCE NOTICE", and the Administrative Agent shall issue such notice to the Swing Loan Lender and to each Issuing Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Banks that the circumstances giving rise thereto no longer exist. No Swing Loan shall be made and no Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Banks may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent, the Swing Loan Lender and the Issuing Banks may and shall conclusively rely on any Stop Issuance Notice while it remains in effect.


                                   ARTICLE 3

                                   Conditions

     Section 3.01. Closing Date. The Closing Date shall occur on the first date on which all the following conditions have been satisfied (or waived in accordance with Section 9.05):

       (a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

       (b) receipt by the Administrative Agent of a duly executed Note for the account of each Lender which shall have made written request therefor not less than two Domestic Business Days prior to the Closing Date, dated on or before the Closing Date and complying with the provisions of Section 2.13;

       (c) receipt by the Administrative Agent of duly executed counterparts of each Collateral Document, together with evidence satisfactory to it in its sole good faith discretion of the effectiveness of the security contemplated thereby and the perfection of the security interests created thereby (including the filing of UCC-1s and the delivery of any stock certificates or promissory notes comprising the Collateral);

       (d) receipt by the Administrative Agent of duly executed counterparts of the Subsidiary Guarantee signed on behalf of each Subsidiary Guarantor;

       (e) the fact that Acquisition Sub shall have accepted tenders of not less than the minimum number of shares of common stock, par value $1.00 per share, of ARCO Chemical required pursuant to the Offer to Purchase, without waiver of any of the material conditions thereof, and the Administrative Agent shall have received a certificate from the chief executive officer, chief financial officer or treasurer of the Borrower to such effect;

       (f) receipt by the Administrative Agent of (x) an opinion (addressed to the Agents and the Lenders) of Baker & Botts L.L.P., special counsel for the Obligors, substantially in the form of Exhibit E hereto, and (y) an opinion (addressed to the Agents and the Lenders) of Kerry A. Galvin, Associate General Counsel of the Borrower, substantially in the Form of Exhibit F hereto, each dated the Closing Date and each covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

       (g) receipt by the Administrative Agent of an opinion (addressed to the Agents and the Lenders) of Davis Polk & Wardwell, special counsel for the Agents, substantially in the form of Exhibit G hereto, dated the Closing Date and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

       (h) receipt by the Administrative Agent of payment of participation fees for the account of each Lender in the amount heretofore mutually agreed;

       (i) receipt by each of the Agents, the Arranger and the Co-Arrangers of payment of all other costs, fees and expenses (including, without limitation, reasonable legal fees and expenses for which invoices shall have been submitted to the Borrower) and other compensation payable to any of the foregoing on or prior to the Closing Date in connection with the Loan Documents;

       (j) the fact that there shall have been no material adverse change in the financial condition, business, assets, results of operations, liabilities or prospects of the Borrower and ARCO Chemical and their respective Subsidiaries, taken as a whole, since the most recently ended fiscal year of such entity for which audited financial statements have been delivered to the Lenders;

       (k) receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of each Obligor, the corporate authority for the Loan Documents and the Acquisition Documents, and any other matters relevant hereto, all in form and substance satisfactory to such Agent in its sole good faith discretion; and

     (m) receipt by the Administrative Agent of evidence satisfactory to it of termination of the Existing Borrower Credit Agreement and payment of all principal of and interest on any loans outstanding thereunder, all fees accrued thereunder and any other amounts payable thereunder.

Promptly after the Closing Date occurs, the Administrative Agent shall notify the Borrower, the other Agents and the Lenders thereof, and such notice shall be conclusive and binding on all parties hereto.

     Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of an Issuing Bank to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

            (a) the fact that the Closing Date shall have occurred on or before September 21, 1998;

            (b)  receipt by the Agent of a Notice of Borrowing as required by
     Section 2.02, receipt by the Issuing Bank of a Notice of Issuance as required by Section 2.16(b) or receipt by the Swing Loan Lender of a Notice of Swing Loan Borrowing as required by Section 2.17(b), as the case may be;

            (c) the fact that, immediately before and after such Borrowing or issuance, no Default shall exist; and

            (d) the fact that the representations and warranties of the Obligors contained in the Loan Documents (except, in the case of any Borrowing or issuance subsequent to the Closing Date, the representations and warranties contained in Section 4.11) shall be true in all material respects on and as of the date of such Borrowing or issuance.

Each Borrowing and each issuance or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance as to the facts specified in the foregoing clauses 3.02(c) and 3.02(d).


                                   ARTICLE 4

                         Representations and Warranties

     The Borrower represents and warrants (including, in the case of any such representation and warranty made or deemed made on the Closing Date, immediately after giving effect to the consummation of the Offer) that:

     Section 4.01.  Corporate Existence and Power.    The Borrower is a
corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted, except where the failure to have such licenses, consents, authorizations and approvals could not reasonably be expected to have a Material Adverse Effect.

     Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party are within its corporate or other company powers, as the case may be, have been duly authorized by all necessary corporate or other company action, as the case may be, require no action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of appropriate UCC financing statements pursuant to the Collateral Documents) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation, by-laws or other constitutive documents of such Obligor or of any agreement or instrument governing Material Debt or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Liens created under the Collateral Documents).

     Section 4.03. Binding Effect; Liens Enforceable. (a) Each Loan Document (other than the Notes) constitutes a valid and binding agreement of each Obligor party thereto, and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity (which principles may include implied duties of good faith and fair dealing).

     (b) The Collateral Documents create valid security interests in the Collateral purported to be covered thereby, which security interests are and will remain perfected security interests prior to all other Liens other than Permitted Liens. Each of the representations and warranties made by each Obligor in the Collateral Documents to which it is a party is true and correct in all material respects.

     Section 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1997 and the related consolidated statements of income and retained earnings and of cash flows for the Fiscal Year then ended, reported on by Coopers & Lybrand L.L.P., and set forth in the Borrower's 1997 Form 10-K, fairly present in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

       (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1998 and the related unaudited consolidated statements of income and of cash flows for the three months then ended, set forth in the Borrower's Latest Form 10-Q, fairly present in all material respects, on a basis consistent with the financial statements referred to in subsection (a), the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).

       (c) The audited balance sheet of Equistar as of December 31, 1997, and the related statements of income, partners' capital and cash flows for the fiscal year of Equistar then ended, reported on by Coopers & Lybrand L.L.P. and Price Waterhouse LLP, and set forth in the Borrower's 1997 Form 10-K, fairly present in all material respects, in conformity with GAAP, the financial position of Equistar as of such date and its results of operations and cash flows for such fiscal year.

       (d) The unaudited summarized balance sheet of Equistar as of March 31, 1998 and the related unaudited summarized statements of income and selected cash flows information for the three months then ended, set forth in the Borrower's Latest Form 10-Q, fairly present in all material respects, on a basis consistent with the financial statements referred to in subsection (c), the financial position of Equistar as of such date and its results of operations and cash flows for such three month period (subject to normal year-end adjustments).

       (e) The audited balance sheet of LCR as of December 31, 1997, and the related statements of income, members' equity and cash flows for the fiscal year of LCR then ended, reported on by Coopers & Lybrand L.L.P., and set forth in the Borrower's 1997 Form 10-K, fairly present in all material respects, in conformity with GAAP, the financial position of LCR as of such date and its results of operations and cash flows for such fiscal year.

       (f) The unaudited summarized balance sheet of LCR as of March 31, 1998 and the related unaudited summary financial information for the three months then ended, set forth in the Borrower's Latest Form 10-Q, fairly present in all material respects, on a basis consistent with the financial statements referred to in subsection (e), the financial position of LCR as of such date and its results of operations and cash flows for such three month period (subject to normal year-end adjustments).

       (g) Since December 31, 1997, there has been no material adverse change in the business, financial condition, assets, results of operations or liabilities of the Borrower and its Consolidated Subsidiaries, considered as a whole.

     Section 4.05. Litigation. There is no action, suit or proceeding (including any action, suit or proceeding arising out of any Environmental Law) pending against, or to the Borrower's knowledge threatened against or affecting, the Borrower or any Subsidiary (including, for purposes of this Section, the Borrower Joint Ventures) before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect, or which in any manner draws into question the validity or enforceability of any Loan Document.

     Section 4.06. Compliance with Laws. (a) Each of the Borrower and its Subsidiaries (including, for purposes of this Section, the Borrower Joint Ventures) is in compliance in all material respects with all laws, regulations and orders of any governmental authority applicable to it or its property (including Environmental Laws), except for those failures to comply that could not reasonably be expected to have a Material Adverse Effect.

     (b) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance (except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect) with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except as reflected in the PBGC Settlement Agreement, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 4.07. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of complying with Environmental Laws, could not reasonably be expected to have a Material Adverse Effect.

     Section 4.08. Taxes. The Borrower and its Subsidiaries (including, for purposes of this Section, the Borrower Joint Ventures) have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid or accrued all taxes shown to be due such returns or on any assessment received by the Borrower or any Subsidiary and required to be paid or accrued by it, except to the extent that any such taxes are being contested in good faith by appropriate proceedings.

     Section 4.09. Significant Subsidiaries. Each of the Borrower's Significant Subsidiaries (including, for purposes of this Section, the Borrower Joint Ventures) is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and has the constitutive powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, consents, authorizations and approvals could not reasonably be expected to have a Material Adverse Effect. The Borrower has no Significant Subsidiaries which are not either Foreign Subsidiaries, JV Subsidiaries or, subject to Section 5.19(d)(v), Subsidiary Guarantors. The Borrower does not at the date hereof, and will not as of the Closing Date, directly own any Significant Subsidiaries other than the Pledged Subsidiaries.

     Section 4.10. No Regulatory Restrictions on Borrowing. No Obligor is (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) otherwise subject to any regulatory scheme (other than Regulation U) which restricts its ability to incur or guarantee debt.

     Section 4.11. Full Disclosure. The Information Memorandum does not contain on the date hereof any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, to the extent any such information was based on or constituted a forecast or projection, the Borrower represents that it acted in good faith and utilized information available to it at the time the Information Memorandum was prepared and assumptions believed by it to be reasonable in light of the then current and foreseeable business conditions of the Borrower and its Subsidiaries.

                                   ARTICLE 5

                                   Covenants

     The Borrower agrees that, so long as any Lender has any Commitment hereunder or any amount payable under any Note or any Letter of Credit Liability remains unpaid:

     Section 5.01. Information. The Borrower will deliver to the Administrative Agent, for delivery by it to each of the Lenders:

            (a) as soon as available and in any event within 100 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income and retained earnings and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on without material qualification by Price Waterhouse Coopers L.L.P. or other independent public accountants of nationally recognized standing;

            (b) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated statement of income for such Fiscal Quarter and the related consolidated statements of income and cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of each such statement of income and of cash flows in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency with GAAP by the Borrower's chief financial officer or chief accounting officer;

            (c) simultaneously with the delivery of each set of financial statements referred to in clauses 5.01(a) and 5.01(b) above, a certificate of the Borrower's chief financial officer or chief accounting officer (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections
     5.09 to 5.13, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

            (d) simultaneously with the delivery of each set of financial statements referred to in clause 5.01(a) above, a statement of the firm of independent public accountants which reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause 5.01(c) above;

            (e) prior to the Mandatory Prepayment Release Date, on or prior to 100 days after the end of each Fiscal Year, a certificate of the Borrower's chief financial officer or chief accounting officer setting forth in reasonable detail the calculation of Excess Cash Flow and the Excess Cash Flow Prepayment Amount for such Fiscal Year (or, in the case of the Fiscal Year ending December 31, 1998, for the period from October 1, 1998 through December 31, 1998);

            (f) within five Domestic Business Days after any Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of the Borrower's chief financial officer or chief accounting officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

            (g) promptly after the mailing thereof to the Borrower's stockholders generally, copies of all financial statements, reports and proxy statements so mailed;

            (h) promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) filed by the Borrower with the SEC;

            (i) promptly after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the Borrower's chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

            (j) as soon as reasonably practicable after any Responsible Officer obtains knowledge of the commencement of an action, suit or proceeding against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could have a Material Adverse Effect or which in any manner questions the validity of the Loan Documents, a certificate of a senior financial officer of the Borrower setting forth the nature of such pending or threatened action, suit or proceeding and such additional information with respect thereto as may be reasonably requested by any Lender;

            (k) promptly, upon receipt of any complaint, order, citation, notice or other written communication from any Person with respect to, or upon a Responsible Officer's obtaining knowledge of, (i) the existence of a violation of any applicable Environmental Law or any Environmental Liability in connection with any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries, (ii) any Release on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, and (iii) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law, in each case which could reasonably be expected to have a Material Adverse Effect; and

            (l) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

     Information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(g) or 5.01(h) above shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(c) and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 5.01(a), 5.01(b), 5.01(g) or 5.01(h) to any Lender which requests such delivery.

     Section 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before delinquency, all material taxes, assessments and governmental charges or levies imposed upon it or its income or profits or in respect of its property, except where the same are contested in good faith by appropriate proceedings.

     Section 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, provided that no item of property need be so kept if the failure to keep it so individually or in the aggregate with all other items not so kept by the Borrower and its Subsidiaries could not reasonably be expected to have a Material Adverse Effect.

       (b) The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the Borrower's name or in such Subsidiary's own name) insurance on all their respective properties consistent with the insurance maintained on the date hereof or otherwise in at least such amounts (with no materially greater risk retention) and against at least such risks as are usually maintained, retained or insured against in the same general area by companies of established repute owning similar properties in such area and engaged in the same or a similar business, in either case, to the extent available to the Borrower and its Subsidiaries on commercially reasonable terms. The Borrower will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

     Section 5.04. Conduct of Business and Maintenance of Existence. The Borrower and its Subsidiaries will continue to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries. Subject to
Section 5.07, the Borrower and its Subsidiaries will maintain their respective corporate or other company existences and their respective rights, privileges and franchises, except to the extent that the failure to maintain those rights, privileges and franchises, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     Section 5.05. Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities

(including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     Section 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account; and will permit, and will cause each Subsidiary to permit, representatives of any Lender at such Lender's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be requested.

     Section 5.07. Mergers and Sales of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, consolidate or merge with or into any other Person; provided that nothing in this Section shall prohibit (i) the Borrower from merging with any Subsidiary (other than a JV Subsidiary or Acquisition Sub or, prior to the consummation of the Equity Issuances contemplated by Section 5.21, ARCO Chemical) if the Borrower is the corporation surviving such merger and, immediately after giving effect to such merger, no Default shall exist or (ii) any Subsidiary from merging with any Person if the entity surviving the merger is such Subsidiary or becomes a Subsidiary as a result of that merger (and if either party to such merger is a Subsidiary Guarantor, the entity surviving the merger is a Subsidiary Guarantor) and immediately after giving effect to such merger, no Default shall exist. The Borrower will not sell or otherwise dispose of all or substantially all of its assets to any other Person or Persons; provided that this provision shall not prohibit the sale of Margin Stock for fair value (as determined in good faith by the chief financial officer of the Borrower) in cash or cash equivalents. Prior to the Mandatory Prepayment Release Date, the Borrower will not, and will not permit any of its Subsidiaries to, make any Asset Sale unless (i) the consideration therefor is not less than the fair market value of the related asset (as determined in good faith by the chief financial officer of the Borrower) and (ii) the consideration therefor consists solely of cash or cash equivalents.

     Section 5.08. Use of Proceeds. The proceeds of the Term Loans will be used by the Borrower (i) to finance the Acquisition and the consummation of the transactions contemplated thereby (including without limitation to pay related fees and expenses) and (ii) to refinance certain Existing Borrower Debt, certain Existing ARCO Chemical Debt and certain other Debt of direct and indirect Subsidiaries of the Borrower. The proceeds of the Revolving Loans will be used by the Borrower for general corporate purposes, including, without limitation, working capital purposes. None of the proceeds of the Loans will be used, in violation of any applicable law or regulation, including without limitation of Regulation U.

     Section 5.09. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

       (a) Liens existing on the Closing Date securing Existing Debt in an aggregate principal amount not exceeding $75,000,000;

       (b) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

       (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing, or improving such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition or completion of construction or improvement thereof;

       (d) any Lien existing on any asset prior to the acquisition thereof by merger or otherwise by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

       (e) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased (except by the amount of any costs associated with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

       (f)  Liens to secure a Debt owing to the Borrower or a Subsidiary
Guarantor;

       (g)  Liens created under the Collateral Documents;

       (h)   Ordinary Course Liens;

       (i) Liens on Margin Stock, if and to the extent that the value of such Margin Stock exceeds 25% of the total assets of the Borrower and its Subsidiaries subject to this Section; and

       (j) Liens not otherwise permitted by this Section securing Debt in an aggregate principal amount at no time exceeding (x) $50,000,000 less (y) the aggregate outstanding principal amount of Debt of Subsidiaries permitted solely by clause (g) of Section 5.10 at such time.

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

     Section 5.10.  Limitation on Subsidiary Debt.   The Borrower will not
permit any of its Subsidiaries to incur or at any time be liable with respect to any Debt except:

       (a)   Debt under the Loan Documents;

       (b) the Existing Debt of such Subsidiary outstanding on the Closing Date; and (except in the case of the Existing ARCO Chemical Debt described in clause (i) of the definition of such term, which if refinanced with other Debt may be refinanced only with Debt of the Borrower) refinancings thereof provided that the principal amount thereof is not increased beyond the amount outstanding thereunder on the date hereof and the amount of any refinancing costs;

       (c)  Debt secured by Liens permitted by Section 5.09;

       (d) intercompany Debt of an Obligor owing to an Obligor, or of any Subsidiary which is not an Obligor owing to the Borrower or any other Subsidiary;

       (e) Debt of a Subsidiary Guarantor consisting of a Guarantee of a Debt Incurrence by the Borrower;

       (f) Debt of Foreign Subsidiaries in an aggregate outstanding principal amount at no time exceeding $300,000,000; and

       (g) Debt of Subsidiaries not otherwise permitted by this Section incurred after the Closing Date in an aggregate principal amount at any time outstanding not to exceed (x) $50,000,000 less (y) the aggregate outstanding principal amount of Debt secured by Liens permitted solely by clause (j) of
Section 5.09 at such time;

provided that, notwithstanding the foregoing, the Borrower will not permit any JV Subsidiary to incur or at any time be liable with respect to any Debt, other than obligations of such JV Subsidiary in respect of the Borrower Joint Venture in which it holds an equity interest and arising by reason of such JV Subsidiary's ownership of such equity interest.

     Section 5.11. Adjusted Debt to Adjusted EBITDA. At any date during each period set forth below, the ratio of (i) Adjusted Debt at such date to (ii) Adjusted EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date will not exceed the ratio set forth below opposite such period:

                      PERIOD                                      RATIO
                      ------                                      -----

September 30, 1998 - June 30, 1999                              6.85:1.00
July 1, 1999 - September 30, 1999                               5.00:1.00
October 1, 1999 - December 31, 1999                             4.75:1.00
January 1, 2000 - March 31, 2000                                4.50:1.00
April 1, 2000 - June 30, 2000                                   4.25:1.00
July 1, 2000 - September 30, 2000                               4.00:1.00
October 1, 2000 - December 31, 2000                             3.75:1.00
January 1, 2001 - March 31, 2001                                3.50:1.00
April 1, 2001 - June 30, 2001                                   3.25:1.00
July 1, 2001 - December 31, 2001                                3.00:1.00
January 1, 2002 - December 31, 2002                             2.75:1.00
January 1, 2003 and thereafter                                  2.50:1.00

; provided that on the later of (x) January 1, 1999 and (y) the date on which the Borrower shall have consummated one or more Equity Issuances for gross cash proceeds not less than $1,250,000,000, such ratio shall be the lesser of (i) 5.75:1.00 and (ii) the ratio set forth above for the applicable period.

     Section 5.12. Fixed Charge Coverage Ratio. At the end of each Fiscal Quarter ending during each period set forth below, the Fixed Charge Coverage Ratio will not be less than the ratio set forth below opposite such period:


                PERIOD                                    RATIO
                ------                                    -----

September 30, 1998 - June 30, 1999                      1.50:1.00
July 1, 1999 - June 30, 2000                            1.75:1.00
July 1, 2000 - December 31, 2000                        2.00:1.00
January 1, 2001 - March 31, 2001                        2.25:1.00
April 1, 2001 and thereafter                            2.50:1.00

     Section 5.13. Minimum Consolidated Net Worth. Consolidated Net Worth will not at the end of any Fiscal Quarter be less than an amount equal to the sum of
(i) $475,000,000 and (ii) an amount equal to 50% of Consolidated Net Income for each Fiscal Quarter ending after March 31, 1998 but on or before the date of determination, in each case, for which Consolidated Net Income is positive (but with no deduction on account of negative Consolidated Net Income for any Fiscal Quarter) plus (iii) 75% of the amount by which Consolidated Net Worth is increased after March 31, 1998 as a result of the issuance and sale of capital stock of the Borrower or the conversion or exchange of Debt of the Borrower into capital stock of the Borrower.

     Section 5.14. Lease Payments. Neither the Borrower nor any Subsidiary will incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease with a lease term (as defined in Financial Accounting Standards Board Statement No. 13, as in effect on the date hereof) of ten years or more if, immediately after giving effect thereto, the aggregate amount of minimum lease payments for which the Borrower and its Subsidiaries are liable will exceed $150,000,000 for any Fiscal Year under all such leases (excluding capital leases).

     Section 5.15.  Restricted Payments; Optional Prepayments.   (a) Neither the
Borrower nor any Subsidiary will declare or make any Restricted Payment; provided that so long as at the time no Default shall exist, the Borrower may
(i) pay dividends on any preferred stock issued pursuant to Section 5.21 and
(ii) pay regular quarterly dividends on its common stock at a rate not exceeding $0.225 per share per quarter (adjusted to reflect any stock split, stock dividend, stock combination or similar transaction subsequent to the date hereof).

     (b) Prior to the Mandatory Prepayment Release Date, neither the Borrower nor any Subsidiary will optionally prepay, redeem, purchase, acquire or make any other principal payment in respect of any Debt, including any refinancing thereof, other than (i) the Loans, (ii) the Equistar Note, (iii) Working Capital Facilities and (iv) other refinancing of Existing Debt contemplated by the Information Memorandum.

     Section 5.16. Investments; Business Acquisitions. Neither the Borrower nor any Subsidiary will make or acquire any Investment in any Person or make any Business Acquisition other than:

            (a)   Investments in Subsidiaries;

            (b)  Investments in Borrower Joint Ventures;

            (c)   Temporary Cash Investments;

            (d)   the Acquisition;

            (e) employee Loans and advances for travel, entertainment, relocation and other ordinary business expenses;

            (f)   Business Acquisitions; and

            (g) other Investments made after the Closing Date if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause does not exceed $10,000,000.

     Section 5.17. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, (i) pay any funds to or for the account of any Affiliate, (ii) make any investment in any Affiliate (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise), (iii) lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to any Affiliate, or (iv) participate in, or effect, any transaction with any Affiliate, except on an arms-length basis; provided that the foregoing provisions of this Section shall not prohibit (i) any Restricted Payment permitted by Section 5.15 or (ii) any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class. It is understood that the agreements set forth in Schedule 5.20 do not contravene this Section.

     Section 5.18. Limitation on Restrictions Affecting Subsidiaries. Neither the Borrower nor any of its Subsidiaries will enter into, or suffer to exist, any agreement with any Person which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Debt owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to the Borrower or any Subsidiary, (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired,
(e) Guarantee any Debt of the Borrower or another Subsidiary or (f) suffer to exist any Lien on capital stock or other equity interests issued by it; provided that the following shall be permitted: (i) the Loan Documents, (ii) the agreements governing the Existing Debt as in effect on the Closing Date, (iii) agreements between a JV Subsidiary and another partner or member of the Borrower Joint Venture of which such JV Subsidiary is a partner or member so long as the limitations imposed thereby are not materially more restrictive than those contained in agreements set forth in Schedule 5.20; (iv) agreements with respect to Debt secured by Liens permitted under Section 5.09(b) - (e) containing restrictions on the ability to transfer or grant Liens on the assets securing such Debt; (v) customary restrictions contained in stock purchase agreements, asset sale agreements limiting the transfer of assets pending the closing of the sale and customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business; (vi) the PBGC Settlement Agreement in the form proposed as of the Closing Date; (vii) agreements entered into in connection with Debt Incurrences by the Borrower containing limitations no more restrictive than

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

those contained in the instruments governing the Debt described in clauses (i) -
(iv) of the definition of Existing Borrower Debt as in effect on the Closing Date; (viii) restrictions existing on the Closing Date on POSM and any Subsidiary whose only significant assets are partnership interests in POSM and
(ix) from and after the Mandatory Prepayment Release Date, agreements entered into in connection with the refinancing of Existing Debt containing limitations no more restrictive than the Existing Debt refinanced thereby as in effect on the Closing Date or, in the case of any Debt incurred by the Borrower to refinance Existing Debt, containing limitations no more restrictive than those contained in the instruments governing the Debt described in clauses (i) - (iv) of the definition of Existing Borrower Debt as in effect on the Closing Date; and provided further that (x) clauses (c) and (d) above shall be inapplicable to any Foreign Subsidiary and (y) from and after the Mandatory Prepayment Release Date, clause (d) shall be inapplicable to the Borrower or any other Subsidiary.

     Section 5.19. Further Assurances. (a) The Borrower will, and will cause each other Obligor to, at the Borrower's sole cost and expense, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment and transfers as the Administrative Agent shall from time to time request, which may be necessary in the reasonable judgment of the Administrative Agent from time to time to assure, perfect, convey, assign and transfer to the Administrative Agent the property and rights conveyed or assigned pursuant to the Collateral Documents.

       (b) All costs and expenses in connection with the grant of any security interests under the Collateral Documents, including without limitation reasonable legal fees and other reasonable costs and expenses in connection with the granting, perfecting and maintenance of any security interests under the Collateral Documents or the preparation, execution, delivery, recordation or filing of documents and any other acts as the Administrative Agent may reasonably request in connection with the grant of such security interests shall be paid by the Borrower promptly upon demand.

       (c) The Borrower will not, and will not permit any of its Subsidiaries (other than a Foreign Subsidiary) to, enter into or become subject to any agreement which would impair their ability to comply, or which would purport to prohibit them from complying, with the provisions of this Section.

       (d)   The Borrower will:

            (i) cause each Person which becomes a Significant Subsidiary (excluding any Borrower Joint Venture, JV Subsidiary or Foreign Subsidiary) after the Closing Date to become a party to the Subsidiary

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

     Guarantee as guarantor by executing a supplement thereof in form and substance satisfactory to the Administrative Agent;

            (ii) maintain direct and indirect ownership interests in each of Equistar, LCR and LMC not less than those held by it at the date hereof (subject (x) in the case of LCR, to the right of CITGO Petroleum Corporation to acquire additional interests so as to reduce the Borrower's indirect equity interest to 50% and (y) in the case of each such Borrower Joint Venture, to the admission of additional partners or members, as the case may be, so long as the product of (I) the EBITDA of such Borrower Joint Venture, calculated on a pro forma basis (without credit for anticipated expense reductions or similar synergies) for its then most recent fiscal year for which financial statements are available multiplied by (II) the percentage representing the Borrower's direct and indirect ownership in such Borrower Joint Venture (the "EBITDA PRODUCT"), calculated after giving effect to such admission of any additional partner or member, is not less than the EBITDA Product calculated before giving effect to such admission);

            (iii) cause each Person which becomes a JV Subsidiary (other than a Foreign Subsidiary) after the Closing Date, to enter into a JV Subsidiary Security Agreement and any other agreements, each in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable in order to grant perfected first priority security interests (subject to Permitted Liens) upon its rights to receive distributions from any Borrower Joint Venture in which it holds an equity interest, to secure the obligations under the Loan Documents;

            (iv) pledge, or cause to be pledged, pursuant to the Borrower Pledge Agreement, (x) in the case of any Significant Subsidiary described in clause (i) above and any JV Subsidiary described in clause (iii) above, all the capital stock or other equity interests of such Subsidiary owned directly by the Borrower and (y) in the case of any Foreign Subsidiary which becomes a Significant Subsidiary of the Borrower after the Closing Date, to the extent permitted by applicable law, 65% of the voting stock or other voting equity interests of such Foreign Subsidiary, and 100% of any other capital stock or other equity interest, owned directly by the Borrower; and

            (v) take, and cause the appropriate Subsidiaries to take, such actions as may be necessary or desirable to effect the steps required by the foregoing paragraphs (i), (ii), (iii) and (iv) as soon as practicable and in any event within 10 Domestic Business Days after the day on which the Borrower is required to deliver financial statements pursuant to Section

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

     5.01(a) and 5.01(b) with respect to the Fiscal Quarter during which the event requiring such steps occurs, including without limitation (x) executing and delivering, or causing the appropriate Subsidiaries to execute and deliver, to the Administrative Agent such number of copies as the Administrative Agent may specify of such supplements and other documents and (y) delivering, or causing such Subsidiaries to deliver, such certificates, evidences of corporate action, legal opinions or other documents as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, relating to the satisfaction of the Borrower's obligations under this Section.

     Section 5.20. Restrictions on Borrower Joint Ventures. The Borrower shall use its best efforts, including, without limitation, by voting (through the JV Subsidiaries) its indirect interest in any Borrower Joint Venture at any meetings of the respective governing bodies of such Borrower Joint Venture, to:

            (a) limit annual expenditures for fixed assets by Equistar, LCR and LMC to an aggregate amount of $400,000,000; provided that if the aggregate amount of such expenditures for fixed assets actually made in any calendar year indicated above shall be less than $400,000,000 then the amount of such shortfall may be added to the amount of such expenditures for fixed assets permitted for the immediately succeeding calendar year; and provided further that expenditures in any year may exceed the foregoing annual limitation so long as the aggregate amount of all such excesses for all years during the term of this Agreement does not exceed $500,000,000; and provided further that the limitations set forth in this Section 5.20(a) shall not apply to (and calculations hereunder shall exclude) (x) expenditures for fixed assets in respect of projects for the sole account of, and funded exclusively by, partners or members of such Borrower Joint Ventures other than the Borrower or (y) expenditures of casualty insurance or condemnation proceeds.

            (b) maintain without material change (i) the cash distribution policy of Equistar as stated in the Equistar Partnership Agreement as in effect on the date hereof, (ii) the cash distribution policy (as may be adjusted in connection with the LCR Recapitalization) of LCR as stated in the LCR Regulations as in effect on the date hereof, and (iii) the cash distribution policy of LMC as stated in the LMC Partnership Agreement as in effect on the date hereof;

            (c) limit the Debt that any of Equistar, LCR or LMC creates, incurs, assumes or permits to exist (exclusive of Debt owing to the Borrower or a Subsidiary) to an aggregate outstanding principal amount which, together with all other outstanding Debt of such Borrower Joint

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

     Venture, does not exceed (i) in the case of Equistar, $3,100,000,000, (ii) in the case of LCR, $1,750,000,000 and (iii) in the case of LMC, $250,000,000 plus, in each case, the amount of any Additional JV Debt;

            (d) prevent each of Equistar, LCR and LMC from, directly or indirectly, entering into, incurring or permitting to exist any agreement or other arrangement with any Person that prohibits, restricts or imposes any condition upon the ability of such Borrower Joint Venture to pay dividends or other distributions to, or to make or repay loans or advances to, the Borrower or any JV Subsidiary, which restrictions or conditions are materially more restrictive than those contained in agreements to which such Borrower Joint Venture is a party set forth in Schedule 5.20, as in effect on the date hereof; and

            (e) maintain the rights of Lyondell Petrochemical G.P. Inc. (i) to appoint the chief executive officer of Equistar, as provided in the Equistar Partnership Agreement, (ii) together with CITGO Refining Investment Company, to appoint the chief executive officer of LCR, as provided in the LCR Regulations and (iii) to act as managing partner of LMC pursuant to the LMC Partnership Agreement.

     Section 5.21. Takeout Equity Issuance. On or prior to the first anniversary of the Closing Date, the Borrower shall consummate one or more Equity Issuances for gross cash proceeds not less than $1,250,000,000.


                                   ARTICLE 6

                                    Defaults

     Section 6.01. Events of Default. If one or more of the following events ("EVENTS OF DEFAULT") shall have occurred and be continuing:

            (a) the Borrower shall fail (i) to reimburse any drawing under any Letter of Credit when required hereunder or (ii) to pay when due any principal of any Loan;

            (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Domestic Business Days;

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

            (c) the Borrower shall fail to observe or perform any covenant contained in Section 5.01(f) or Section 5.07 through 5.18 or 5.20 or 5.21, inclusive;

            (d) the Borrower shall fail to observe or perform any covenant or agreement (other than those covered by clause 6.01(a), 6.01(b) or 6.01(c) or above) contained in this Agreement or any other Loan Document or any amendment hereof or thereof for 30 days after the Administrative Agent gives notice thereof to the Borrower at the request of any Lender;

            (e) any representation, warranty, certification or statement made by any Obligor in any Loan Document or any amendment thereof or in any certificate delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

            (f) the Borrower and its Subsidiaries shall fail to make one or more payments aggregating more than $50,000,000 in respect of Debt or Derivatives Obligations when due or within any applicable grace period;

            (g) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof; provided that (i) an event or condition which does not presently enable such holder or other Person to accelerate the maturity of such Debt and which is subsequently waived or cured will then no longer constitute an Event of Default hereunder; (ii) the existence or exercise of rights of holders of Debt under the 1989 Indenture and the Medium Term Notes to require repurchase thereof arising from the admission of subsidiaries of Occidental Chemical Corp. to Equistar shall not give rise to a Default under this subsection; and (iii) no Event of Default shall arise under this clause 6.01(g) in respect of Debt which is Guaranteed by, but is not otherwise Debt of, the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures);

            (h) (i) the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or (ii) shall take any corporate action to authorize any of the foregoing;

            (i) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures) under the federal bankruptcy laws as now or hereafter in effect;

            (j) any member of the ERISA Group shall fail to pay when due an amount or amounts which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
     Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation, if any of the foregoing could reasonably be expected to have a Material Adverse Effect (it being understood that the fact of the Borrower becoming a party to the PBGC Settlement Agreement is not, in itself, expected to have a Material Adverse Effect);

            (k) judgments or orders for the payment of money exceeding $50,000,000 in aggregate amount (exclusive of amounts covered by insurance as to which the carrier has not contested coverage) shall be rendered against the Borrower or any Subsidiary (including for this purpose the Borrower Joint Ventures) and such judgments or orders shall continue undischarged, unsatisfied and unstayed for a period of 30 days; or enforcement remedies in respect of any such judgments or orders shall be commenced;

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

            (l)  a Change of Control of the Borrower shall have occurred;

            (m) (i) any Lien created by any of the Collateral Documents shall at any time fail to constitute a valid and (to the extent required by the Collateral Documents) perfected Lien on all the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or (ii) any Obligor shall so assert in writing; provided that if a failure of the sort described in clause 6.01(m) is susceptible of cure, no Event of Default shall arise under this clause 6.01(m) with respect thereto until 30 days after notice of such failure shall have been given to the Borrower by the Administrative Agent;

            (n) any Guarantee by any Subsidiary Guarantor pursuant to the Subsidiary Guarantee shall cease for any reason (other than pursuant to a transaction permitted hereunder) to be in full force and effect, or any Obligor shall so assert in writing;

     then, and in every such event, the Administrative Agent shall:

            (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate; and

            (ii) if requested by Lenders holding more than 50% in aggregate outstanding principal amount of the Loans, by notice to the Borrower declare all, or a pro rata portion of all, principal of the Loans (together in each case with accrued interest thereon) to be, and such principal of the Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

provided that, if any Event of Default specified in clause 6.01(h)(i) or 6.01(i) occurs with respect to the Borrower, then without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the entire principal amount of the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     Section 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(d) or 6.01(m) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

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

     Section 6.03. Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of Lenders having more than 50% of the Letter of Credit Liabilities, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit then outstanding at such time; provided that, upon the occurrence of any Event of Default specified in Section 6.01(h)(i) or 6.01(i) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.


                                   ARTICLE 7

                                   The Agents

     Section 7.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     Section 7.02. Agents and Affiliates. Each financial institution serving as an Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not an Agent, and such financial institution and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not an Agent.

     Section 7.03. Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except, as expressly provided in Article 6.

     Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

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

     Section 7.05. Liability of Agents. None of the Agents, their respective affiliates, and the directors, officers, agents and employees of the Agents and their respective affiliates shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such different number of Lenders as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct. None of the Agents, their respective affiliates, and the directors, officers, agents and employees of the Agents and their respective affiliates shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to such Agent;
(iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection herewith or (v) the existence, validity or sufficiency of any Collateral. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

     Section 7.06. Indemnification. The Lenders shall, ratably in proportion to their Commitments, indemnify each Agent, its affiliates and the directors, officers, agents and employees of each such Agent and its affiliates (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

     Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance on the Arranger, any Co-Arranger, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

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

     Section 7.08.  Successor Administrative Agents.    The Administrative Agent
may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor for such resigning Administrative Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any Administrative Agent's resignation hereunder, the provisions of this Article shall inure to its benefit as to actions taken or omitted to be taken by it while it was an Administrative Agent.

     Section 7.09. Agents' Fees. The Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and such Agent.

     Section 7.10. Syndication Agent, Co-Documentation Agents, Arranger and Co-Arrangers. None of DLJ Capital Funding, Inc., Bank of America Trust and Savings Association, Citibank, N.A., The Chase Manhattan Bank, NationsBank, N.A., J.P.Morgan Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, BancAmerica Robertson Stephens and Chase Securities Inc. shall have any responsibility, obligation or liability under the Loan Documents in its respective capacity as Syndication Agent, Co-Documentation Agent, Arranger or Co-Arranger, as the case may be.


                                   ARTICLE 8

                            Change in Circumstances

     Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or before the first day of any Interest Period for any Euro-Dollar Loans of any Class:

            (a) the Administrative Agent is advised by the Reference Lenders that deposits in dollars in the applicable amounts are not being offered to the Reference Lenders in the London interbank market for such Interest Period, or

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

            (b) Lenders having at least 50% in aggregate amount of the Commitments of such Class (or, in the case of Term Lenders after the Closing Date, holding at least 50% of the aggregate outstanding principal amount of the affected Class of Term Loans) advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding Euro-Dollar Loan of the affected Class shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least one Domestic Business Day before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

     Section 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency (including without limitation the National Association of Insurance Commissioners (the "NAIC")) charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive made or issued after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate

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Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Lenders.

     Section 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency (including without limitation the NAIC) charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive made or issued after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement with respect to which such Lender is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

       (b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including without limitation the NAIC), which adoption, change, request or directive was

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

effected after the date hereof, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

       (c) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     Section 8.4. Taxes. (a) For the purposes of this Section, the following terms have the following meanings:

     "TAXES" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (the "EXCLUDED TAXES") (i) in the case of each Lender Party, taxes imposed on its net income, and franchise, capital or similar taxes (including branch profits taxes) imposed on it, by a jurisdiction under the laws of which (or of a political subdivision of which) it is organized or in which its principal executive office is located or in which its Applicable Lending Office is located and (ii) in the case of each Lender, any United States withholding tax imposed on such payment, but not excluding any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Lender under the laws and treaties in effect when such Lender first becomes a party to this Agreement if that Lender is in compliance with its obligations under Section 8.04(b).

     "OTHER TAXES" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document other than Taxes and Excluded Taxes.

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

       (b) All payments by the Borrower to or for the account of any Lender Party hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions,
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall promptly furnish to the Administrative Agent, at its address specified in or pursuant to Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

       (c) The Borrower agrees to indemnify each Lender Party for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Lender Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender Party makes demand therefor.

       (d) Each Lender Party organized under the laws of a jurisdiction outside the United States, (i) before it signs and delivers this Agreement in the case of each Lender Party listed on the signature pages hereof and before it becomes a Lender Party in the case of each other Lender Party, (ii) before it changes the country where its Applicable Lending Office is located, (iii) from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender Party remains lawfully able to do so), and (iv) at the time or times prescribed by applicable law, shall provide each of the Borrower and the Administrative Agent with (x) Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender Party is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Lender Party from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender Party or certifying that the income receivable by it pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (y) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a Form W-8, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a

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

controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code).

       (e) For any period with respect to which a Lender Party has failed to provide the Borrower or the Administrative Agent with the appropriate form referred to in Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such form originally was required to be provided), such Lender Party shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Lender Party, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

       (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section as a result of a change in law or treaty occurring after such Lender first became a party to this Agreement, then such Lender will, at the Borrower's request, change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

     Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to
Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or
8.04 with respect to its Euro-Dollar Loans, and in any such case the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders. If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

     Section 8.06. Substitution of Bank. If (i) the obligation of any Lender to make or to convert or continue outstanding Loans as or into Euro-Dollar Loans

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

has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Administrative Agent, to designate a substitute bank or banks (which may be one or more of the Lenders) mutually satisfactory to the Borrower and the Administrative Agent (and, in the case of a Revolving Lender, the Issuing Banks and the Swing Loan Lender) to purchase for cash, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit H hereto, the outstanding Loans and Letter of Credit Liabilities of such Lender and assume the Commitment(s) of such Lender, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the principal amount of all of such Lender's outstanding Loans and Reimbursement Obligations plus any accrued but unpaid interest thereon and the accrued but unpaid fees for the account of such Lender hereunder plus such amount, if any, as would be payable pursuant to Section 2.11 if the outstanding Loans of such Lender were prepaid in their entirety on the date of consummation of such assignment.


                                   ARTICLE 9

                                 Miscellaneous

     Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile or similar writing) and shall be given to such party: (a) in the case of the Borrower or any Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when transmitted to the telex number referred to in this Section and the appropriate answerback is received, (ii) if given by facsimile, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, or (iii) if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent under Article 2 or
Article 8 shall not be effective until received.

     Section 9.2. No Waivers. No failure or delay by any Lender Party exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

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

     Section 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agents, including fees and disbursements of special counsel for the Agents, in connection with the preparation of the Loan Documents, any waiver or consent thereunder or any amendment thereof or any Default thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Lender Party, including the fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

       (b) The Borrower agrees to indemnify each Lender Party, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "INDEMNITEE") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel), including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of any Loan Document or any actual or proposed use of any Commitments or any proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for (i) such Indemnitee's own gross negligence or willful misconduct or (ii) liabilities, losses, damages, costs and expenses arising out of a proceeding in which such Indemnitee and the Borrower are adverse parties and in which the Borrower prevails on the merits, in each case as determined by a court of competent jurisdiction.

     Section 9.04. Set-Offs. (a) If (i) an Event of Default has occurred and is continuing and Lenders holding more than 50% in aggregate unpaid principal amount of the Loans have requested the Administrative Agent to declare the Loans to be immediately due and payable pursuant to Section 6.01, or (ii) the Loans have become immediately due and payable without notice as provided in Section 6.01, then each Lender is hereby authorized by the Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the account of the Borrower against any obligations of the Borrower to such Lender now or hereafter existing under this Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether such Lender shall have made any demand for payment under this Agreement. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender;

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

provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lenders under this subsection are in addition to any other rights and remedies which the Lenders may have.

       (b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness in respect of the Loans; and provided further that this Section shall not require sharing by the Swing Loan Lender of amounts received in respect of Swing Loans pursuant to Section 2.17.

     Section 9.05. Amendments and Waivers. (a) Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of any Agent, any Issuing Bank or the Swing Loan Lender (in such capacities) are affected thereby, by it); provided that no such amendment or waiver shall:

            (i)  unless signed by all the Term Lenders of the relevant Class,
     (A) increase or decrease the Term Commitment of such Class of any Lender (except for a ratable decrease in the Term Commitments of such Class of all Term Lenders), (B) reduce the principal of or rate of interest on any Term Loan of such Class, (C) postpone the date fixed for any payment of principal of or interest on any Term Loan of such Class or for the termination of any Term Commitment of such Class, or (D) alter in a manner unfavorable to the Term Lenders of such Class the provisions of clause (i) of Section 2.04(e),

            (ii) unless signed by all the Revolving Lenders, (A) increase or decrease the Revolving Commitment of any Revolving Lender (except for a ratable decrease in the Revolving Commitments of all the Revolving Lenders), (B) reduce the principal of or rate of interest on any Revolving Loan or the amount to be reimbursed in respect of any Letter of Credit or


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

     any interest thereon or any fees with respect thereto, or (C) postpone the date fixed for any payment of any principal of or interest on any Revolving Loan or for reimbursement in respect of any Letter of Credit or any interest thereon or fees with respect thereto or any fees payable with respect to the Revolving Commitments or for the termination of any Revolving Commitment, or (except as expressly provided in Section 2.16) the expiry date of any Letter of Credit,

            (iii) unless signed by all the Lenders, (A) change the percentage of the Commitments of any Class or of the aggregate unpaid principal amount of the Loans of any Class, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (B) release any Subsidiary Guarantor from the Subsidiary Guarantee or permit termination of the Subsidiary Guarantee or (C) effect or permit the release of all or substantially all of the Collateral,

            (iv) unless signed by Revolving Lenders holding, in the aggregate, Revolving Credit Percentages of greater than 50%, waive any condition to any Borrowing of Revolving Loan or issuance of Letter of Credit; or

            (v) unless signed by a Designated Lender or its Designating Lender, subject such Designated Lender to any additional obligation or affect its rights hereunder (unless the rights of all the Lenders of the applicable Class hereunder are similarly affected).

       (b) Any provision of the Collateral Documents or the Subsidiary Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Obligor party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders, effect or permit a release of all or substantially all of the Collateral, release any Subsidiary Guarantor from the Subsidiary Guarantee or permit termination of the Subsidiary Guarantee. Notwithstanding the foregoing, including Section 9.05(a)(iii), Subsidiary Guarantees shall be terminated and Collateral (but not the proceeds thereof) shall be released from the Lien of the Collateral Documents from time to time as necessary to effect any sale of assets, including the sale of a Subsidiary Guarantor, permitted by the Loan Documents. and the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release.

     Section 9.06. Successors; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the

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

parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lender Parties.

       (b) Any Lender may at any time grant to one or more banks, institutions or other entities that regularly make, purchase or invest in bank loans (each a "PARTICIPANT") participating interests in its Commitments or any or all of its Loans and Letter of Credit Liabilities. If a Lender grants any such participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i) or (ii) of Section 9.05 without the consent of the Participant. The Borrower agrees that, subject to Section 9.06(e), each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.15 and Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by Section 9.06(c) or 9.06(d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection.

       (c) Any Lender may at any time assign to one or more banks, other institutions or other entities that regularly make, purchase or invest in bank loans (each an "ASSIGNEE") all, or a proportionate part of all, of its Commitment of any Class or its Loans and Letter of Credit Liabilities of any Class and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit H hereto signed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Borrower (which shall not be unreasonably withheld) and the Administrative Agent (and, in the case of a Revolving Commitment, the Issuing Banks and the Swing Loan Lender); provided that (i) (A) after giving effect to any proposed assignment, the Credit Exposure of the transferor Lender (or in the case of a transferor Lender that is a fund, the aggregate Credit Exposure of such Lender and its Related Funds) shall be equal to $0 or at least $5,000,000 and (B) the Credit Exposure of the proposed Assignee shall be at least equal to $5,000,000, unless the proposed Assignee is an affiliate of the transferor Lender, a Related Fund of any Lender or was a Lender immediately before such assignment, (ii) if a proposed Assignee is an affiliate of a transferor Lender, a Related Fund of any

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

Lender or was a Lender immediately before such assignment, no such consent of the Borrower or the Administrative Agent shall be required and (iii) if an Event of Default shall have occurred and be continuing, no such consent of the Borrower shall be required. When such instrument has been signed and delivered by the parties thereto and recorded as provided in Section 2.14, and such Assignee has paid to such transferor Lender the purchase price agreed between them, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment and/or Loans as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment to which any Agent or any affiliate of any Agent is a party), the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,000; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Related Fund. If the Assignee is not incorporated under the laws of the United States or a State thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 8.04(d).

       (d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank, and any Lender that is a fund that invests in bank loans may, with the consent of the Administrative Agent, pledge all or any portion of its rights under this Agreement and its Note to its trustee in support of its obligations to its trustee or its noteholders. No such assignment or pledge shall release the transferor Lender from its obligations hereunder.

       (e) No Assignee, Participant or other transferee of any Lender's rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances.

     Section 9.07.  Designated Lenders.  (a) Subject to the provisions of this
Section 9.07(a), any Lender may from time to time elect to designate an Eligible Designee to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Borrower and the Administrative Agent consent thereto.
When a Lender and its Eligible Designee shall have signed an agreement substantially in

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

the form of Exhibit I hereto (a "DESIGNATION AGREEMENT") and the Borrower and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the loans to be made by such Designating Lender pursuant to Section 2.01 and the making of such Loans or portions thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that
(x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. No additional Note shall be required to evidence Loans or portions thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender's application of such payments. In addition, any Designated Lender may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Borrower and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by such Designated Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

       (b) Each party to this Agreement agrees that it will not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding

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against such Designated Lender. This Section 9.07(b) shall survive the termination of this Agreement.

     Section 9.08. No Reliance on Margin Stock. Each of the Lenders represents to each Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

     Section 9.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. To the extent permitted by applicable law, the Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 9.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective on the date that the Administrative Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in the form satisfactory to it of facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

     Section 9.11. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 9.12. ERISA Matters. (a) Representations and Warranties. Each Lender, solely with respect to itself, severally represents and warrants that one or more of the following is true with respect to all of the funds used to make or purchase any interest in any Loan or Letter of Credit Liability (or one or more of the following is true with respect to each portion of the funds used to make or

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purchase such interest in such Loan or Letter of Credit Liability if such funds are from more than one source):

            (i) no part of the funds to be used by it constitutes under the Internal Revenue Code or ERISA the assets of any ERISA Plan; or

            (ii) (A) the funds to be used by it constitute, under the Internal Revenue Code or ERISA, the assets of an insurance company pooled separate account, as such term is used in Prohibited Transaction Class Exemption 90-1 issued by the U.S. Department of Labor, or a "collective investment fund," as defined in Section IV of Prohibited Transaction Class Exemption 91-38 issued by the U.S. Department of Labor, in which an ERISA Plan has an interest, and (B) such Loan or Letter of Credit Liability or interest therein is, and the subsequent holding of the Note or any agreement related thereto shall at all times thereafter be, entitled to full relief under Prohibited Transaction Class Exemption 90-1 or 91-38, as applicable; or

            (iii) (A) the funds to be used by it for any Loan or Letter of Credit Liability or interest therein which constitutes, under the Internal Revenue Code or ERISA, the assets of any ERISA Plan are invested in an investment fund which is managed by a "Qualified Professional Asset Manager" as such term is defined in Prohibited Transaction Class Exemption 84-14 issued by the U.S. Department of Labor, and (B) such Loan or Letter of Credit Liability or interest therein is and the subsequent holding of the Note or any agreement related thereto shall at all times thereafter be, exempt under Prohibited Transaction Class Exemption 84-14 to the fullest extent provided therein;

            (iv) the assets to be used by it constitute the assets of an investment company registered under the Investment Company Act of 1940; or

            (v) the Lender is an "insurance company" and the funds to be used by it constitute assets of an "insurance company general account" as defined in Section V of Prohibited Transaction Class Exemption 95-60 issued by the U.S. Department of Labor, and such Loan or Letter of Credit Liability or interest therein is, and shall at all times thereafter satisfy the requirements to be and shall be, exempt under Prohibited Transaction Class Exemption 95-60 to the fullest extent provided therein.

       (b) Representations of Transferees. Each Person that becomes an Assignee or Participant hereunder shall be deemed to make, effective upon the acceptance of any assignment of an interest hereunder or the entering into of any

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participation agreement contemplated in Section 9.06(b), the representations and warranties set forth in Section 9.12(a). Such deemed representation shall be effective against, and binding on, such Assignee or Participant to the same extent as if such Assignee or Participant had executed an original counterpart of this Agreement.

       (c) Additional ERISA Representations. Each Lender that now or hereafter makes or maintains any Loan or Letter of Credit Liability with any assets of any ERISA Plan (i) represents and warrants that it has evaluated for itself the merits of making or maintaining such Loan or Letter of Credit Liability; has not solicited and has not received from the Borrower or any of its Affiliates, any evaluation or other investment advice on any basis in respect of the advisability of making or maintaining such Loan or Letter of Credit Liability; and is not relying and has not relied on the Borrower or any of its Affiliates for any investment advice with respect to making or maintaining such Loan or Letter of Credit Liability in any manner that would cause the Borrower or any of its Affiliates to become a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of the Internal Revenue Code) in connection with making or maintaining such Loan or Letter of Credit Liability and (ii) acknowledges and confirms that none of the Borrower or any of its Affiliates is acting as a "fiduciary" (within the meaning of ERISA, the Internal Revenue Code or any other applicable law or any rulings or regulations thereunder) for such Lender in connection with making or maintaining such Loan or Letter of Credit Liability.

     Section 9.13. Confidentiality. Each Lender and Agent agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound commercial lending practices; provided that nothing herein shall prevent any Lender or Agent from disclosing such information (i) to any affiliate of such Lender or to any other Lender or Agent, (ii) to any other Person if reasonably incidental to the administration of the Loans and Letter of Credit Liabilities, (iii) to the extent required by applicable laws or regulations or upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) which had been publicly disclosed other than as a result of a disclosure by any Agent or Lender prohibited by this Agreement, (vi) in connection with any litigation to which any Agent, any Lender or its subsidiaries or Parent may be a party, (vii) to the extent necessary in connection with the exercise of any remedy hereunder, (viii) to such Lender's or Agent's legal counsel and independent auditors and (ix) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant or Assignee.

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     Section 9.14.  Amendment and Restatement.  This Agreement amends and restates in its entirety the Credit Agreement of even date herewith among the Borrower, Morgan Guaranty Trust Company of New York, DLJ Capital Funding, Inc., Bank of America National Trust and Savings Association, Citibank, N.A., The Chase Manhattan Bank and NationsBank, N.A.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                         LYONDELL PETROCHEMICAL
                            COMPANY


                         By: /s/ Edward W. Rich
                            -----------------------------------
                            Title: Vice President, Finance and
                                   Treasurer
                            Address: 1221 McKinney
                                     Suite 1600
                                     Houston, TX   77002
                            Facsimile: (713) 652-4140


                            [Signature blocks for Banks]


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